   As filed with the Securities and Exchange Commission on  April 14, 1998.

                                                             File No. 333-30013

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549

                         POST-EFFECTIVE AMENDMENT NO. 1 TO
                                     FORM S- 2
                               REGISTRATION STATEMENT
                          UNDER THE SECURITIES ACT OF 1933


                          HARTFORD LIFE INSURANCE COMPANY
              (Exact name of registrant as specified in its charter)

                                    CONNECTICUT
           (State or other jurisdiction of incorporation or organization)

                                        6355
              (Primary Standard Industrial Classification Code Number)

                                     06-094148
                      (I.R.S. Employer Identification Number)

                                   P.O. BOX 2999
                          HARTFORD, CONNECTICUT 06104-2999
                      (Address of Principal Executive Office)

                              MARIANNE O'DOHERTY, ESQ.
                                 HARTFORD LIFE INC.
                                   P.O. BOX 2999
                          HARTFORD, CONNECTICUT 06104-2999
                                   (860) 843-6733
                 (Name, address, including zip code, and telephone
                 number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public:   May 1, 1998

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11 (a)(1) of this form, check the following box. [ ]

                          HARTFORD LIFE INSURANCE COMPANY
                         Cross Reference Sheet Pursuant to
                            Regulation S-K, Item 501(b)

               FORM S-2 ITEM NUMBER AND CAPTION HEADING IN PROSPECTUS


1.   Forepart of the Registration Statement
     and Outside Front Cover Page of              Outside Front Cover
     Prospectus                                   Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                          Inside Front Cover

3.   Summary Information, Risk Factors and        Summary; General Account
     Ratio of Earnings to Fixed Charges           Option; Financial Statements

4.   Use of Proceeds                              Investments by Hartford Life

5.   Determination of Offering Price              Not Applicable

6.   Dilution                                     Not Applicable

7.   Selling Security Holders                     Not Applicable

8.   Plan of Distribution                         Distribution of  Contracts

9.   Description of Securities to be              The General Account
     Registered                                   Option

10.  Interests and Named Experts and
     Counsel                                      Not Applicable

11.  Information with Respect to the              The Company;
     Registrant                                   Financial Statements

12.  Incorporation of Certain Information         Incorporation of Certain
     Information

13.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                                  Not Applicable

     HARTFORD
     LIFE INSURANCE COMPANY
     THE GENERAL ACCOUNT OPTION
     UNDER GROUP ANNUITY CONTRACTS
     ISSUED BY HARTFORD LIFE INSURANCE COMPANY
 [LOGO]
     P.O. BOX 2999
     HARTFORD, CT 06104-2999

   This Prospectus describes the General Account Option available under certain group variable annuity contracts (hereinafter the "contract" or "contracts") issued by Hartford Life Insurance Company ("Hartford ") with respect to DC Variable Account I ("DC-I") or Separate Account Two ("DC-II") (each, a "Separate Account"). This Prospectus must be accompanied by, and should be read in conjunction with, the prospectus for the applicable contract and the Separate Account options thereunder.



   During the Accumulation Period, net contributions to a contract and/or Participants' Individual Account Values under such contract may be allocated, in whole or in part, to the General Account Option or to one or more of the Separate Accounts. Contract values allocated to the General Account Option are credited with interest at a rate at least equal to the Guaranteed Interest Rate stated in the contract. Rates of interest in excess of the applicable Guaranteed Interest Rate may be declared by Hartford from time to time (see "The General Account Option -- Guaranteed Interest Rates and Declared Interest Rates," page 6).



   While the Mortality, Expense Risk and Administrative charges applicable to the values held in the Separate Accounts do not apply to the General Account Option, all other charges, including the Annual Policy Fee, Contingent Deferred Sales Charges, Transfer Charges and Premium Taxes, as described in the contract prospectus accompanying this Prospectus, apply equally to values held in the General Account Option.



   Distributions and transfers under the General Account Option are generally made by Hartford within a reasonable period of time after a request by a Participant is received by Hartford and reflect the full value of that portion of the requesting Participant's Individual Account by Hartford allocated to the General Account Option, less any applicable charges. However, under certain conditions transfers under the General Account Option may be limited or deferred (see "The General Account Option -- Transfers from the General Account Option," page 8) and distributions may be deferred or subject to a market value adjustment (see, "Surrenders," page 8.)

 ------------------------------------------------------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
 ------------------------------------------------------------------------------


 THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. IT IS NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY GOVERNMENT AGENCY. INVESTMENT IN A CONTRACT INVOLVES RISK, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

 ------------------------------------------------------------------------------


 PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. IT IS ACCOMPANIED BY THE CURRENT PROSPECTUS FOR THE RELATED GROUP VARIABLE ANNUITY CONTRACT AND THE SEPARATE ACCOUNT OPTIONS THEREUNDER.

 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------


 THESE SECURITIES MAY BE SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE AND MARKET VALUE ADJUSTMENT WHICH COULD RESULT IN YOUR RECEIPT OF LESS THAN THE TOTAL OF YOUR CONTRIBUTIONS. SEE "THE GENERAL ACCOUNT OPTION -- SURRENDERS," PAGE 8.

 ------------------------------------------------------------------------------
 ------------------------------------------------------------------------------


 HARTFORD CANNOT PREDICT OR GUARANTEE FUTURE GUARANTEED INTEREST RATES OR DECLARED INTEREST RATES.

 ------------------------------------------------------------------------------


 Prospectus Dated: May 1, 1998

                             AVAILABLE INFORMATION


     Hartford  is subject to  the informational requirements  of the Securities
 Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such filings can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the Commission's Regional Offices located at 75 Park Place, New York, NY and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL. Copies of such materials also can be obtained, at prescribed rates, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web Site that contains reports, proxy statements, information statements and other information regarding Hartford at the following address: http://www.sec.gov.



   Hartford has filed a registration statement (the "Registration Statement") with the Commission under the Securities Act of 1933 relating to the contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to Hartford and the contracts. The Registration Statement and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.


                       INCORPORATION OF CERTAIN DOCUMENTS
                                  BY REFERENCE


     The Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed on March 31, 1998 by Hartford with the Commission under the Exchange Act are incorporated herein by reference.



   Hartford will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of such reports, without the exhibits thereto. Requests for such reports should be directed to Hartford Life Insurance Company, P.O. Box 2099, Hartford, Connecticut 06104-2999, telephone: 1-800-528-9009.

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
 SUMMARY.................................................................    4
 GLOSSARY OF SPECIAL TERMS...............................................    5
 INTRODUCTION............................................................    6
 THE GENERAL ACCOUNT OPTION..............................................    6
 A. The Accumulation Period..............................................    6
    1. Contributions.....................................................    6
    2. Guaranteed Interest Rates and Declared Interest Rates.............    6
    3. Participants' Individual Account Values...........................    7
    4. Transfers from the General Account Option.........................    7
    5. Transfers to the General Account Option...........................    8
    6. Surrenders........................................................    8
       (a) General.......................................................    8
       (b) Payment of Full or Partial Surrenders.........................    8
       (c) Contract Termination..........................................    9
    7. Experience Rating of the Contracts................................    9
 B. Annuity Period.......................................................   10
 INVESTMENTS BY HARTFORD.................................................   10
 DISTRIBUTION OF THE CONTRACTS...........................................   10
 FEDERAL TAX CONSIDERATIONS..............................................   11
 A. Taxation of Hartford.................................................   11
 B. Information Regarding Deferred Compensation Plans for State and Local
    Governments..........................................................   11
 HARTFORD LIFE INSURANCE COMPANY.........................................   11
 A. Business of Hartford.................................................   11
 B. Selected Financial Data..............................................   13
 C. Management's Discussion and Analysis of Financial Condition and
    Results of Operation.................................................   14
    1. Consolidated Results..............................................   14
    2. Business Segment Information......................................   16
 D. Reinsurance..........................................................   16
 E. Reserves.............................................................   16
 F. Investments..........................................................   16
 G. Competition..........................................................   21
 H. Employees............................................................   21
 I. Properties...........................................................   21
 J. Regulation...........................................................   21
 LEGAL OPINIONS..........................................................   22
 EXPERTS.................................................................   22
 APPENDIX A -- MARKET VALUE LUMP SUM OPTION..............................   23
 FINANCIAL STATEMENTS....................................................   27

                                    SUMMARY


    This Prospectus describes the General Account Option under group variable annuity contracts designed for use in conjunction with deferred compensation plans of tax-exempt and governmental employers under Internal Revenue Code
Section 457 ("Deferred Compensation Plans"). The contracts are issued by Hartford Life Insurance Company ("Hartford ") with respect to DC Variable Account-I (DC-I) or Separate Account Two (DC-II) (each, a "Separate Account"). Contributions to the General Account Option become a part of the General Account of Hartford. Contributions to the contracts may also be allocated to one or more Separate Account options. The contracts and the Separate Account options are described in a separate prospectus accompanying this Prospectus. All such prospectuses should be read carefully and retained for future reference.



    During the Accumulation Period under the contracts, the General Account Option provides for specified Guaranteed Interest Rates for the first five Calendar Years on Contributions received during the Calendar Year in which the contract was issued. Prior to each Calendar Year thereafter, Hartford will establish Guaranteed Interest Rates (for five Calendar Years) for contributions received in the following year. At the end of each five year guarantee period for a particular year's contribution, one year Guaranteed Interest Rates are established annually by Hartford. Declared Interest Rates in excess of any Guaranteed Interest Rates may be established periodically by Hartford. Such rates may apply to some or all of the values under the General Account Option for periods of time determined by Hartford. The rates of interest credited will affect Participants' Individual Account values (see "The General Account Option -- Participants' Individual Account Values," page 7) and are used to determine amounts payable upon termination of the contracts. (See, "Surrenders -- Contract Termination," page 9).



    Generally, Hartford intends to invest the General Account assets attributable to the contracts in investment grade securities. Hartford has no specific formula for determining the rates of interest that it will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, Hartford's determination generally will be affected by interest rates available on the types of debt instruments in which Hartford intends to invest the proceeds attributable to the General Account Option. (See, "Investments by Hartford," page 10.) In addition, Hartford's management may also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by Hartford; general economic trends; and competitive factors. (See, "Investments by Hartford," page 10.)



    During the Accumulation Period, the Contract Owner may allocate all or a portion of a Participant's Individual Account value held under the General Account Option to one or more of the investment options of the Separate Account. No Contingent Deferred Sales Charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so allocated and transfers may be deferred in certain cases. (See, "Transfers from the General Account Option," page 7.) Distributions from the General Account Option are generally made within a reasonable period of time after a request is received and reflect the full value of Participants' Individual Account values less certain charges, if applicable, described in the contract prospectus. However, under certain conditions, distributions may be deferred or subject to a market value adjustment. (See, "Surrenders," page 8.)

                           GLOSSARY OF SPECIAL TERMS


ACCUMULATION PERIOD: The period before the commencement of Annuity payments under a contract.



ACTIVE LIFE FUND: The sum of all Participants' Individual Account values under a contract during the Accumulation Period.



ADMINISTRATIVE OFFICE OF HARTFORD: Currently located at 200 Hopmeadow Street, Simsbury, CT. All correspondence concerning this Contract should be sent to P.O. Box 2999, Hartford, CT 06104-2999 Attn: AMS Service Center Administration, except for overnight or express mail packages, which should be sent to: 200 Hopmeadow Street, Simsbury, CT.


ANNUITANT: A Participant on whose behalf Annuity payments are to be made under a contract.

ANNUITY: A series of payments for life, or for life with a minimum number of payments or a determinable sum guaranteed, or for a joint lifetime and thereafter during the lifetime of the survivor, or for a designated period.


ANNUITY COMMENCEMENT DATE: The date on which Annuity payments under a Contract are to commence.


ANNUITY PERIOD: The period following the commencement of Annuity payments.


CALENDAR YEAR: The period of time from January 1 through December 31 of each year.



CONTRACT OWNER: The Employer or other entity owning the contract.



CONTRACT YEAR: A period of 12 consecutive months commencing with the effective date of the contract or with any anniversary thereof.



CONTRIBUTION(S): The amount(s) paid or transferred to Hartford by the Contract Owner on behalf of a Participant pursuant to the terms of a contract.



DECLARED INTEREST RATE(S): One or more rates of interest declared by Hartford which will never be less than the applicable Guaranteed Interest Rates and may apply to some or all of the Individual Account values allocated to the General Account Option for period(s) of time determined by Hartford.


GENERAL ACCOUNT: The General Account of Hartford.

GUARANTEED INTEREST RATE(S): The minimum rate(s) of interest to be credited on the General Account portion of the Active Life Fund, as set forth in the contract.


HARTFORD (ALSO "WE," "US," "OUR"): Hartford Life Insurance Company.



IN  WRITING: A written form  satisfactory to us and  received at our offices at:
Hartford Life Insurance Company, Attn: AMS Service Center Administration, P.O. Box 2999, Hartford, CT 06104-2999.



MARKET VALUE LUMP SUM OPTION: At contract termination, a lump sum payment which includes the market value of the underlying assets as described under subparagraph (c)(ii) of "The General Account Option -- The Accumulation Period -- Surrenders," page 8.



PARTICIPANT: For recordkeeping purposes only, any employee of the Contract Owner electing to participate in a deferred compensation plan established by such employer/Contract Owner.



PARTICIPANT'S CONTRACT YEAR: A period of 12 consecutive months commencing with the date on which a application on behalf of a Participant is received by Hartford and each successive 12 month period thereafter.


PARTICIPANT'S INDIVIDUAL ACCOUNT: An account in which the Contributions under the contract are allocated during the Accumulation Period.


PREMIUM TAX: A tax charged by a state or a municipality on premiums, Contributions or contract values.



SEPARATE  ACCOUNTS:  The separate  accounts  established by  Hartford designated
Hartford Life Insurance Company DC Variable Account-I and Hartford Life Insurance Company Separate Account Two.

                                  INTRODUCTION


    This Prospectus has been designed to provide you with the information necessary to make a decision on participating in the General Account Option under contracts issued in conjunction with a Deferred Compensation Plan. This Prospectus describes only the elements of the contracts pertaining to the General Account Option. The contracts also contain various Separate Account options. The contracts and the Separate Account options are described in a separate prospectus which must accompany this Prospectus. Please read that prospectus and its Glossary of Special Terms prior to reading this Prospectus to familiarize yourself with the terms being used which, unless defined in the Glossary of Special Terms to this Prospectus, have the same meaning as defined in that prospectus.


                           THE GENERAL ACCOUNT OPTION


    The General Account Option is available under contracts issued in conjunction with a Deferred Compensation Plan of an Employer. The contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, Contributions made by the Employer to the General Account Option, and the values attributable thereto, are a part of the General Account. During the Annuity Period Participants' Individual Account values are used to purchase Fixed or Variable Annuities. The operation of the contract during the Annuity Period is described in the contract prospectus accompanying this Prospectus.


A. THE ACCUMULATION PERIOD

  1. CONTRIBUTIONS

    During the Accumulation Period, Contributions (less any Premium Taxes) made by the Employer under the contract, and Participants' Individual Account values, may be allocated, in whole or in part, to the General Account Option.

  2. GUARANTEED INTEREST RATES AND DECLARED INTEREST RATES


    The General Account Option provides that during the Accumulation Period, specified Guaranteed Interest Rates will be established for the first five Calendar Years on Contributions received during the Calendar Year in which the Contract is first issued. Prior to each Calendar Year thereafter, Hartford will establish Guaranteed Interest Rates (for each of the next five Calendar Years) for Contributions received in the following year. The Guaranteed Interest Rate for each year during a five year guarantee period may not be the same as for other years. At the end of each five year guarantee period for a particular year's Contribution(s), one year Guaranteed Interest Rates are established annually by Hartford. These one year Guaranteed Interest Rates will automatically commence at the end of a five year guarantee period and at the end of each subsequent one year guarantee period. All Guaranteed Interest Rates and Declared Interest Rates are effective annual rates after taking into account daily compounding of interest.



    The following example is for illustrative purposes only. It contains hypothetical rates of interest. Actual Guaranteed Interest Rates for any given time may be more or less than those illustrated.



    EXAMPLE: A contract is issued on July 1, 1998. At issue, the Guaranteed Interest Rates for Calendar Years 1998 through 2002 are set by Hartford as follows:



 CALENDAR         GUARANTEED INTEREST RATE
   YEAR      (APPLICABLE TO 1996 CONTRIBUTIONS)
-----------  -----------------------------------
      1998                    5.00%
      1999                    4.75%
      2000                    4.50%
      2001                    4.25%
      2002                    4.00%



    Assume that Contributions of $1,000 are received during 1998 and that Contributions of $1,500 are received during 1999. The 1998 contributions of $1,000 will be credited with interest at a rate of at least 5.00% (i.e., the Guaranteed Interest Rate for 1998) for 1998. During 1999, the 1998 Contributions, with interest credited from 1998, will be credited with interest at a rate of at least 4.75% per year. Similarly, for Calendar

Years 2000, 2001, and 2002, the 1998 contributions, with interest credited from prior years, will be credited with interest at a rate of at least 4.50%, 4.25% and 4.00% per year respectively. At the end of 2002, a one year Guaranteed Interest Rate will be set for 2003. This procedure of setting a one year Guaranteed Interest Rate will be followed for each subsequent year.



    At the end of 1998, the Guaranteed Interest Rates for Calendar Years 1999 through 2003 will be set for the contributions of $1,500 received in 1999. At the end of 2003 and annually thereafter, one year Guaranteed Interest Rates will be set for the 1999 contributions of $1,500 and the interest which was credited on the $1,500 in prior years.



    For contributions received in 2000 and later, the same procedure would be followed. At the end of each Calendar Year, Guaranteed Interest Rates for each of the next five Calendar Years will be set for the following year's contributions. At the end of each five year guaranteed period for a particular year's contributions, one year Guaranteed Interest Rates will be established annually.



    Declared Interest Rates in excess of any Guaranteed Interest Rates may be established periodically by Hartford. Such rates may apply to some or all of the values under the General Account Option for periods of time determined by Hartford. For example, Hartford could determine to declare an interest rate in excess of the otherwise applicable Guaranteed Interest Rate(s) for a nine month period, and applicable only to Participants' Individual Account values attributable to Contributions received in a particular time period. The rates of interest credited will affect Participants' Individual Account values (see "Participants' Individual Account Values," below) and are used to determine amounts payable upon termination of the contracts (See, "Surrenders -- Contract Termination," page 9). Written notification of the Declared Interest Rate and the values to which such interest rate will apply will be provided by Hartford to the Contract Owner.



    Hartford has no specific formula for determining the rate of interest that it will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, any such determination generally will be affected by interest rates available on the types of debt instruments in which Hartford intends to invest the proceeds attributable to the General Account Option (see, "Investments by Hartford," page 10). In addition, Hartford's management may also consider various other factors in determining Declared Interest Rates and Guaranteed Interest Rates for a given period, including: regulatory and tax requirements; sales commissions and administrative expenses; general economic trends; and competitive factors. HARTFORD'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE. HARTFORD CANNOT PREDICT NOR CAN HARTFORD GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST OR OF ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE.


  3. PARTICIPANTS' INDIVIDUAL ACCOUNT VALUES


    Participants' Individual Account values held under the General Account Option are credited with interest at rates at least equal to the applicable Guaranteed Interest Rates. Contributions are credited to Participants' Individual Accounts, and begin earning interest as of the date Hartford receives the Contribution at its Administrative Office. Interest is credited to Participants' Individual Account values daily.


  4. TRANSFERS FROM THE GENERAL ACCOUNT OPTION


    The Contract Owner may transfer Participants' Individual Account values held in the General Account Option to one or more of the Separate Account options under the contract. The charges for transfers are described in the prospectus for the contracts which accompanies this Prospectus. No deduction is made for Contingent Deferred Sales Charges when a transfer is made.



    All transfers will be made on a last in, first out basis; that is, that portion of a Participant's Individual Account attributable to older Contributions or transfers will be transferred only after the portion attributable to the most recent Contribution or transfer has been transferred.



    This right to transfer values is subject to Hartford's right to limit any such transfer in any Calendar Year, to one-sixth (1/6) of the Participant's Individual Account value under the General Account Option under the contract as of the end of the preceding Calendar Year. (See also "Surrenders," page 8.)

    Transfers of assets presently held in the General Account, or which were held in the General Account at any time during the preceding three month period to the Money Market Fund are prohibited. Similarly, transfers of assets presently held in the Money Market Fund Account or which were held in such Account or the General Account during the preceding three months, to the General Account are prohibited.


  5. TRANSFERS TO THE GENERAL ACCOUNT OPTION

    Participants' Individual Account values in a Separate Account may be transferred to the General Account Option at any time. The charges for transfers are described in the contract prospectus which accompanies this Prospectus. No deduction is made for Contingent Deferred Sales Charges when a transfer is made. Such transfers will be treated like contributions to the General Account Option on the date of such transfer.

  6. SURRENDERS

    (a) GENERAL

        Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Participants' Individual Account values at any time. However, if the sum of all surrenders and transfers from the General Account Option in a Calendar Year, including the currently requested surrender, exceeds one-sixth (1/6th) of the aggregate values held in the General Account Option under the contract at the end of the preceding Calendar Year, Hartford reserves the right to defer surrenders in excess of the limit to the next Calendar Year. At such time, unless Hartford is directed in writing otherwise, deferred surrenders will be made in the order originally received up to the limit, if applicable. This method will be used until all surrenders have been satisfied.

    (b) PAYMENT OF FULL OR PARTIAL SURRENDERS (PARTICIPANT'S INDIVIDUAL ACCOUNT
    ONLY)

        In the  event  of a  partial  surrender of  a  Participant's  Individual
    Account, Hartford will pay the requested value less any applicable Contingent Deferred Sales Charge. All partial surrenders of a Participant's Individual Account will be made on a last in, first out basis; that is, that portion of the Participant's Individual Account attributable to his most recent Contribution (or transfer) will be surrendered first. In the event of a full surrender of a Participant's Individual Account, Hartford will pay the account value less any applicable Premium Tax not previously deducted, the Annual Policy Fee and applicable Contingent Deferred Sales Charges.


        The applicable Contingent Deferred Sales Charges, depending on which of the three separate group variable annuity contracts involved, are as follows: (a) a deduction for Contingent Deferred Sales Charges is made if there is any surrender of contract values during the first 15 Participant Contract Years. During the first 8 years, a maximum deduction of 5% will be made against the full amount of the surrender; during the next 7 years, a maximum deduction of 3% will be made against the full amount of the surrender, (b) a deduction for the Contingent Deferred Sales Charges is made if there is any surrender of contract values during the first 12 Participant Contract Years. During the first six Participant Contract Years, a maximum deduction of 7% will be made against the full amount of the surrender; during the next six Participant Contract Years, a maximum deduction of 5% will be made against the full amount of the surrender, and (3) a deduction for Contingent Deferred Sales Charges is made if there is any surrender of contract values during the first 12 Participant Contract Years. During the first six Participant Contract Years, a maximum deduction of 5% will be made against the full amount of any such surrender; during the next two Participant Contract Years, a maximum deduction of 4% will be made against the full amount of any such surrender; during the next two Participant Contract Years, a maximum deduction of 3% will be made against the full amount of any such surrender; and during the next two Participant Contract Years, a maximum deduction of 2% will be made against the full amount of any such surrender. Such charges will in no event exceed 8.5% where applied as a percentage against the sum of all Contributions to a Participant's
    Individual Account. Please consult the prospectus for the related group variable annuity contract and the Separate Account for applicable Contingent Deferred Sales Charges.



        No deduction for the Annual Policy Fee and/or applicable contingent deferred sales charges will be made in certain cases (see "Experience Rating of Contracts," page 9).

    (c) CONTRACT TERMINATION (CONTRACT OWNERS ONLY)

        If the Contract Owner requests a full surrender of the contract or of all contract values held in the General Account Option, the Contract Owner may select one of the two optional methods of payment, as described below. The terms utilized have the following meanings:


        i      =      the rate of interest (expressed as a percent, e.g. .05 = 5%) to be credited, subject  to a minimum rate of 0% and a maximum rate of B%.

        A      =      The  weighted  average interest  rate  (expressed as  a decimal,  e.g.  1% =  .01) being credited under the General Account Option as of the date of termination.

        B      =      The average yield (expressed as decimal, e.g. 1% = .01) for the month prior to the  date of  termination of  the higher  of the Salomon  Brothers weekly  index of  new Long Term
                      Public Utilities rated Aa by Moody's  Investors Services, Inc. and the Salomon  Brothers
                      weekly Index of Current Coupon 30 year Federal National Mortgage Association Securities, or their equivalents.


    (i) BOOK VALUE SPREAD OPTION (PERIODIC PAYMENT NOT TO EXCEED FIVE YEARS):

        Under this option, Hartford will pay an amount equal to the contract values held in the General Account Option less applicable Premium Taxes, any Annual Policy Fee and applicable Contingent Deferred Sales Charges. Hartford reserves the right to make such payment in level annual installments over a period not to exceed five years from the date of the request, in which event interest will be credited on the unpaid balance at a rate per annum produced by the following formula:

                             i = (A - 2(B - A)) - .005

        Example: If A = 6% and B = 7%, then interest on the unpaid balance would be paid at a rate of (.06 - 2(.07 - .06)) - .005 or 3.5%

        This formula may result in an interest rate which is less than the weighted average interest rate being credited under the General Account Option as of the date of termination.

    (ii) MARKET VALUE LUMP SUM OPTION:

        Under this option, Hartford will pay a lump sum amount equal to the contract values held in the General Account Option, less any applicable Contingent Deferred Sales Charges, Annual Policy Fee, and Premium Taxes multiplied by the appropriate market value factor. The amount payable on surrender may be adjusted down by application of the market value adjustment. This market value factor is determined as follows:

        (a) if B is greater than A, the market value factor equals 1 - (6 (B-A)) or,

        (b) if A is greater than B, the market value factors equals 1.00

        Example: If A = 7% and B = 9%, then the market value factor would be 1 - (6 (.09 - .07)) = .88.

        Under this option, it is possible that the amount payable on surrender would be more or less than your contribution(s).


        Additional examples of both optional methods of payment are contained in Appendix A, page 23.


  7. EXPERIENCE RATING OF CONTRACTS:


    Hartford may apply experience credits under a contract based on investment, administrative, mortality or other factors, including, but not limited to (1) the total number of Participants, (2) the sum of all Participant's Individual Account values, (3) the allocation of contract values between the General Account and the Separate Accounts under the contract, (4) present or anticipated levels of Contributions, distributions, transfers, administrative expenses or commissions, and (5) whether Hartford is the exclusive annuity contract provider. Experience credits may be applied, either prospectively or retrospectively, as a reduction in the deduction for mortality, expense risk and administrative undertakings, applicable under the Separate Accounts under a contract, as a reduction in the term or amount of any applicable contingent deferred sales charges, an increase in the rate of interest credited under the contract, a payment to be allocated as directed by the Contract Owner, or any combination of the foregoing. Hartford may apply and allocate experience credits in such manner as Hartford deems appropriate. Any such credit will not be unfairly discriminatory against any person, including the affected Contract Owners or Participants. Experience credits have been given in certain cases. Participants in contracts receiving experience credits will receive notification regarding such credits. Experience Credits may be discontinued at Hartford's sole discretion in the event of a change in applicable factors.

B. ANNUITY PERIOD


    Annuity payments will normally be made within 15 business days after the receipt of a claim for settlement or any other later specified date. Subsequent annuity payments will be made periodically on the anniversaries of the first payment.



    The prospectus for the contract and the Separate Account options accompanying this Prospectus describes more fully the Annuity Period and annuity options under the contracts. It should be noted that once fixed Annuity payments commence, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum settlement in lieu thereof.


                            INVESTMENTS BY HARTFORD


    General Account assets of Hartford must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See "Hartford Life Insurance Company -- Business of Hartford -- Annuity," page 11 for a percentage breakdown of recent investments of Hartford.) All General Account assets of Hartford would be available to meet Hartford's guarantee under the General Account Option. The proceeds from the General Account Option will become part of Hartford's general assets and are available to fund the claims of all classes of customers of Hartford.



    In establishing Guaranteed Interest Rates and Declared Interest Rates, Hartford will take into account the yields available on the instruments in which it intends to invest the General Account assets attributable to the contracts. (See "The General Account Option -- Guaranteed Interest Rates and Declared Interest Rates," page 6.) Hartford's investment strategy with respect to the assets attributable to the General Account Option under the contracts generally will be to invest in investment-grade debt instruments including:


    (i) Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government;


    (ii) Debt securities rated, at the time of purchase, within the four highest investment grades assigned by Moody's Investors Services, Inc. (i.e., Aaa, Aa, A or Baa), Standard & Poor's Corporation (i.e., AAA, AA, A or
       BBB) or any other nationally recognized rating service;



    (iii) Other debt instruments, including, but not limited to, issues of, or guaranteed by, banks or bank holding companies and issues of corporations, which obligations, although not rated by Moody's Investors Service, Inc. or Standard & Poor's Corporation, are deemed by Hartford to have an investment quality comparable to the foregoing securities.



    WHILE THE FOREGOING GENERALLY DESCRIBES HARTFORD'S INVESTMENT STRATEGY WITH RESPECT TO THE GENERAL ACCOUNT OPTION, HARTORD IS NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY THE INSURANCE LAWS OF CONNECTICUT AND OTHER STATE INSURANCE LAWS . HARTFORD HAS THE RIGHT TO ALTER ITS INVESTMENT STRATEGY WITH RESPECT TO THE GENERAL ACCOUNT OPTION, CONSISTENT WITH APPLICABLE LAW.


                         DISTRIBUTION OF THE CONTRACTS


    Hartford Securities Distribution Company, Inc. ("HSD") serves as Principal Underwriter for the contract issued with respect to the General Account Option. HSD is a wholly-owned subsidiary of Hartford. The principal business address of HSD is the same as that of Hartford.

    The contract will be sold by salespersons of HSD, who represent Hartford as insurance and Variable Annuity agents and who are registered representatives or broker-dealers who have entered into distribution agreements with HSD.



    HSD is registered as a broker-dealer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.



    Broker-dealers or financial institutions are compensated according to a schedule set forth by HSD and any applicable rules or regulations for insurance compensation. Compensation is generally based on premium payments made by policyholders or contract owners. This compensation is usually paid from the sales charges described in this Prospectus.



    In addition, a broker-dealer or financial institution may also receive additional compensation for, among other things, training, marketing or other services provided. HSD, its affiliates or Hartford may also make compensation arrangements with certain broker-dealers or financial institutions based on total sales by the broker-dealer or financial institution of insurance products. These payments, which may be different for different broker-dealers or financial institutions, will be made by HSD, its affiliates or Hartford out of their own assets and will not effect the amounts paid by the policyholders or contract owners to purchase, hold or surrender insurance products.


                       FEDERAL INCOME TAX CONSIDERATIONS

A. TAXATION OF HARTFORD


    Hartford is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended (the "Code"). The assets of the General Account attributable to the contracts will be owned by Hartford. The income earned on such assets will be Hartford's income.


B. INFORMATION REGARDING DEFERRED COMPENSATION PLANS FOR STATE AND LOCAL GOVERNMENTS


    The tax treatment of contributions and distributions under contracts issued to Employers which are state and local governments is briefly described in the prospectus for the contracts and the Separate Accounts accompanying this Prospectus.


                        HARTFORD LIFE INSURANCE COMPANY

A. BUSINESS OF HARTFORD

    (i) ORGANIZATION


        Hartford Life Insurance Company ("Hartford") is a stock life insurance company engaged in the business of writing life insurance, both individual and group, in all states of the United States and the District of Columbia. Hartford was originally incorporated under the laws of Massachusetts on June 5, 1902, and was subsequently redomiciled to Connecticut. Its offices are located in Simsbury, Connecticut; however, its mailing address is P.O. Box 2999, Hartford, CT 06104-2999. Hartford is a subsidiary of Hartford Fire Insurance Company, one of the largest multiple line insurance carriers in the United States. Hartford is ultimately owned by The Hartford Financial Services Group, Inc., a Delaware corporation.



        Hartford is rated A+ (superior) by A.M. Best and Company, Inc. on the basis of its financial soundness and operating performance. Hartford is rated AA by Standard & Poor's Corporation and AA+ by Duff and Phelps, on the basis of its claims paying ability. These ratings do not apply to the investment performance of the Sub-Accounts of the Separate Accounts. The ratings apply to Hartford's ability to meet its insurance obligations including those described in this Prospectus.



        Hartford provides for the insurance and retirement needs of millions of individuals and has been among the fastest growing major life insurance companies in the United States for the past several years, as measured by assets. At December 31, 1997, Hartford's total assets of $98 billion included 14% of fixed maturities and 70% of separate accounts with the remainder representing equity securities, cash, policy loans, reinsurance recoverable, deferred policy acquisition costs and other assets.


        The reportable segments of the Company and its subsidiaries are:


        Annuity
        Individual Life Insurance
        Employee Benefits
        Guaranteed Investment Contracts
        Corporate Operations


        Revenue, income before income tax expense and assets by reportable segment are set forth in Note 7 in Notes to Consolidated Financial Statements.

    BRIEF DESCRIPTION OF REPORTABLE SEGMENTS


        The Company operates in three principal business segments: Annuity, Individual Life Insurance and Employee Benefits. The Company also maintains a Guaranteed Investment Contracts segment, which is primarily comprised of guaranteed rate contract business written prior to 1995 ("Closed Book GRC") and a Corporate Operation through which it reports net investment income on assets representing surplus not assigned to any of its business segments and certain other revenues and expenses not specifically allocable to any of its business segments. The following is a description of each segment, including a discussion of principal products, methods of distribution, and competitive environments.


    ANNUITY


        The Annuity segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired. The Investment Products segment offers fixed market value adjusted ("MVA") and variable annuities, deferred compensation plan services for municipal governments and corporations, structured settlement contracts and other special purpose annuity contracts, mutual funds, investment management contracts and certain other financial products. Investment Products accounted for $206 million of the total segment earnings of the Company for the year ended December 31, 1997. Growth in Hartford's assets has been driven by its sale of variable annuities. For the year ended December 31, 1997, Hartford was the largest writer of both individual annuities and individual variable annuities. New sales of individual annuities were approximately $10.2 billion in 1997, bringing total individual annuity account value to $56.3 billion as of December 31, 1997. Of the total individual annuity account value, $46.9 billion relates to variable annuities and $9.0 billion relates to fixed MVA annuities held in guaranteed separate accounts. Of Hartford's $46.9 billion in individual variable annuities in force, $43.3 billion, or 92%, are held in non-guaranteed separate accounts, as of December 31, 1997. In contrast, the next nine largest writers of variable annuities in the United States held an average of 76% of their variable annuities in force in non-guaranteed separate accounts, as of December 31, 1997, based on Hartford's analysis of certain information compiled by Variable Annuity and Research Data Service ("VARDS").



        Hartford has distribution arrangements to sell its individual annuity products with approximately 1,350 national and regional broker-dealers and 450 banks. Hartford believes that it has established a strong distribution franchise through its long-standing relationships with the members of its bank and broker-dealer network and is committed both to expanding sales through these established channels of distribution and promoting new distributors for all its life insurance and Annuity products and services.


    INDIVIDUAL LIFE INSURANCE


        The Individual Life Insurance segment focuses on individuals' needs regarding the transfer of wealth between generations, as well as the protection of individuals and their families against lost earnings resulting from death. The chief products sold in this market include both variable and fixed universal life contracts (including interest-sensitive whole life) and single premium variable life and term life products. Individual life insurance in force increased from $45.2 billion in 1994 to $55.4 billion in 1997, $4.4 billion of which was derived from acquisitions. Hartford's growth in insurance in force, together with favorable mortality results and a declining expense ratio, has resulted in increased segment earnings from $25 million in 1994 to $55 million in 1997.



    The primary Individual Life distribution system is focused on products designed for high-end estate and business planning. The high-end estate and business planning organization is managed through a sales office system of qualified insurance professionals with specialized training in sophisticated life insurance sales. These employees have access to an extensive network of licensed life insurance agents. High-end sales also occur, in certain regions, through a group of independent life insurance marketing organizations, each of which maintains a separate marketing agreement with the Company. In addition, other distribution relationships exist to provide incremental sales of life insurance products for both estate planning and basic protection against lost income from death. Furthermore, sales of single premium variable life are generated through the individual annuity distribution system. Along with HLA, 61% of total sales were produced by the sales office system, 11% resulted from the individual annuity distribution system with the remaining 28% of sales generated by other life insurance distribution relationships during 1997.

    EMPLOYEE BENEFITS


        The Employee Benefits segment focuses on the needs of employers and associations to purchase group insurance products. The group life, long-term and short-term disability, stop-loss and supplementary medical coverages sold in this segment are reinsured to HLA. This segment also contains specialty businesses such as corporate owned life insurance ("COLI") and life/health reinsurance. Hartford and HLA are the largest writers of group short-term disability benefit plans, the second largest writers of group long-term disability insurance, and the fourth largest writers of group life insurance based on full-year 1997 new premium and premium equivalents, according to information compiled by the Employee Benefits Plan Review ("EBPR"). Hartford believes that the recognizability of The Hartford name, the value-added nature of Hartford's managed disability products and its effective claims administration make Hartford one of the leading sellers in the "large case" (companies with over 1,000 employees) group market and that further growth opportunities exist in the "small case" and "medium case" group markets. Sales of COLI have resulted in an increase in segment earnings from $18 million in 1994 to $32 million in 1997.



        The Employee Benefits segment uses an experienced group of Hartford employees to distribute its products through a variety of distribution outlets, including insurance agents, brokers, associations and third-party administrators.


B. SELECTED FINANCIAL DATA


    The following selected financial data for Hartford, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus beginning on page F-1.


                        HARTFORD LIFE INSURANCE COMPANY
                              STATEMENT OF INCOME


                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------------------------
                                                             1997       1996       1995       1994       1993       1992
                                                           ---------  ---------  ---------  ---------  ---------  ---------
REVENUES
  Premiums and other considerations......................  $   1,637  $   1,705  $   1,487  $   1,100  $     747  $     259
  Net investment income..................................      1,368      1,397      1,328      1,292      1,051        907
  Net realized (losses) gains............................          4       (213)       (11)         7         16          5
                                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues.......................................      3,009      2,889      2,804      2,399      1,814      1,171
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
BENEFITS, CLAIMS AND EXPENSES
  Benefits, claims and claim adjustment expenses.........      1,379      1,535      1,422      1,405      1,046        797
  Amortization of deferred policy acquisition costs......        335        234        199        145        113         55
  Dividends to policyholders.............................        240        635        675        419        227         47
  Other insurance expenses...............................        586        427        317        227        210        138
                                                           ---------  ---------  ---------  ---------  ---------  ---------
    Total Benefits, Claims and Expenses..................      2,540      2,831      2,613      2,196      1,596      1,037
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------
INCOME BEFORE INCOME TAX EXPENSE.........................        469         58        191        203        218        134
  Income tax expense.....................................        167         20         62         65         75         45
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  Income before cumulative effect of changes in
   accounting principles.................................        302         38        129        138        143         89
  Cumulative effect of changes in accounting principles
   net of tax benefits of $7.............................         --          0          0          0          0        (13)
                                                           ---------  ---------  ---------  ---------  ---------  ---------
NET INCOME...............................................  $     302  $      38  $     129  $     138  $     143  $      76
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------

 C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATION
                          (DOLLAR AMOUNTS IN MILLIONS)

  1. CONSOLIDATED RESULTS
    Operating Summary

                                                                                                       1997       1996
                                                                                                     ---------  ---------
Revenues...........................................................................................  $   3,009  $   2,889
Expenses...........................................................................................      2,707      2,851
                                                                                                     ---------  ---------
Net Income.........................................................................................  $     302  $      38
                                                                                                     ---------  ---------
                                                                                                     ---------  ---------


    Revenues increased $120, or 4%, to $3 billion in 1997 from $2.9 billion in 1996. Revenues were impacted by the Health Insurance Portability and
Accountability Act of 1996 ("HIPA Act of 1996"), which phases out the deductibilty of interest expense on policy loans by the end of 1998, virtually eliminating all new sales of leveraged corporate owned life insurance ("COLI"), and by the Guaranteed Investment Contracts segment ("GIC"), which had a loss of $225 in 1996, primarily related to a closed block of guaranteed rate contract business ("Closed Book GRC"). Excluding COLI and GIC, revenues increased $293, or 20%, to $1.8 billion in 1997 as compared to $1.5 billion 1996. This growth was driven by increased Individual Annuity revenues of $256, or 42%, in 1997 as compared to 1996. This increase is primarily related to premiums and other considerations where individual variable annuity fee income grew $198, or 54%, in 1997 as compared to 1996, primarily resulting from increased average individual variable annuity account values of $13.1 billion, or 49%, to $39.7 billion in 1997. This solid growth in average account value was due to strong variable annuity sales of $9.7 billion and significant stock market appreciation. In addition, Individual Life Insurance premiums and other considerations grew $36, or 13%, reflecting the impact of applying cost of insurance charges and variable life fees to a larger block of business. Individual Life Insurance account values increased $555, or 17%, to $3.8 billion in 1997 as compared to 1996.



    Expenses decreased $144 in 1997 as compared to 1996. Excluding COLI and GIC for the reasons described above, expenses increased $255, or 20%, to $1.5 billion in 1997 as compared to $1.2 billion in 1996. Benefits, claims and expenses related to the Annuity segment increased $210, or 28%, in 1997 as compared to 1996. This increase was driven by increased amortization of deferred policy acquisition costs of $76, or 44%, due to strong sales in both 1997 and 1996, as well as increased operating expenses of $101, or 65%, reflective of the strong growth in this segment. In addition, Individual Life Insurance benefits, claims and expenses grew $30, or 8%, primarily related to amortization of deferred policy acquisition costs associated with this growing block of business.


ANNUITY

    Operating Summary

                                                                                                         1997       1996
                                                                                                       ---------  ---------
Revenues.............................................................................................  $   1,269  $     968
Expenses.............................................................................................      1,063        820
                                                                                                       ---------  ---------
Net income...........................................................................................  $     206  $     148
                                                                                                       ---------  ---------
                                                                                                       ---------  ---------


    Revenues increased $301, or 31%, to $1.3 billion in 1997 from $1.0 billion in 1996. This increase was principally the result of a $234 increase in premiums and other considerations, reflecting a substantial increase in aggregate fees earned due to the segment's growing block of separate account assets. The average separate account assets of this segment increased to $50.7 billion in 1997, from $37.2 billion in 1996 primarily due to sales of individual variable annuities of approximately $9.7 billion in 1997, as well as significant market appreciation. Also, Group Annuity sales were $820 in 1997, an increase of $186, or 29%, over 1996. In addition, net investment income grew $67, or 15%, to $500 in 1997 primarily due to growth in average general account assets which increased to $8.1 billion in 1997 from $7.2 billion in 1996 largely as a result of growth in the general account portion of the individual variable annuity products.

    The growth in this segment in 1997 also resulted in an increase in expenses of $243, or 30%, to $1.1 billion in 1997 from $820 in 1996. Benefits, claims and claim adjustment expenses grew $33, or 8%, in 1997 primarily related to increased interest credited on Group Annuity general account liabilites. Amortization of DPAC related to the Individual Annuity operation grew $82, or 52%, in 1997 as prior and current year sales remained strong. Also, other business expenses increased $101, in 1997, as a result of the growth in this segment.



    A 33% growth in average account value in 1997, coupled with a reduction in individual annuity operating expenses as a percentage of total individual annuity account value to 25 basis points in 1997 from 28 basis points in 1996, contributed to the increase in net income of $58, or 39%, to $206 from $148 in 1996.


INDIVIDUAL LIFE INSURANCE

    Operating Summary

                                                                                                            1997       1996
                                                                                                          ---------  ---------
Revenues................................................................................................  $     487  $     440
Expenses................................................................................................        432        396
                                                                                                          ---------  ---------
Net income..............................................................................................  $      55  $      44
                                                                                                          ---------  ---------
                                                                                                          ---------  ---------


    Revenues in 1997 increased $47, or 11%, to $487 from $440 in 1996. In the first quarter of 1996, a block of business was assumed from Investors Equity Life Insurance Company ("IEL") which increased 1996 revenues by $9. Excluding this transaction, 1997 revenues increased $56, or 13%, as compared to 1996, reflecting the impact of applying cost of insurance charges and variable life fees to a larger block of business. Account values increased $555, or 17%, to $3.8 billion in 1997 from $3.2 billion in 1996. Sales were $140 in 1997, an increase of 8% over 1996. Variable life product sales comprised 70%, or $98, of total 1997 sales and grew $23, or 31%, over 1996 levels. Expenses increased $36, or 9%, to $432 in 1997 from $396 in 1996. Excluding IEL, expenses increased $45, or 12%, in 1997. This increase was primarily driven by an increase in amortization of DPAC of $23 in 1997 related to the growth in new variable life business.


EMPLOYEE BENEFITS

    Operating Summary

                                                                                                         1997       1996
                                                                                                       ---------  ---------
Revenues.............................................................................................  $     972  $   1,366
Expenses.............................................................................................        940      1,337
                                                                                                       ---------  ---------
Net income...........................................................................................  $      32  $      29
                                                                                                       ---------  ---------
                                                                                                       ---------  ---------


    Revenues decreased $394 to $972 in 1997, which was primarily attributable to the COLI business for which associated revenues decreased $380. The decrease in COLI revenues is primarily a result of the elimination of sales of leveraged COLI due to the HIPA Act of 1996, which phases out the deductibility of interest on policy loans under leveraged COLI by the end of 1998. The Company continues to sell variable COLI and recorded $3.6 billion of new deposits in 1997, increasing total account value to $12.3 billion at December 31, 1997 compared to $8.5 billion at December 31, 1996. Expenses decreased $397 to $940 in 1997, which generally reflected a decrease in dividends to policyholders of $394, or 62%, primarily due to the elimination of sales of leveraged COLI as discussed above. Net income increased $3, or 10%, in 1997 as compared to 1996 due to an increase in COLI of $1 and the sale of a block of reinsurance business which resulted in a gain of approximately $2, after tax.


GUARANTEED INVESTMENT CONTRACTS

    Operating Summary

                                                                                                           1997       1996
                                                                                                         ---------  ---------
Revenues...............................................................................................  $     241  $      34
Expenses...............................................................................................        241        259
                                                                                                         ---------  ---------
Net income.............................................................................................  $      --  $    (225)
                                                                                                         ---------  ---------
                                                                                                         ---------  ---------

    The GIC segment consists of guaranteed rate contract ("GRC") business that is supported by assets held in either the Company's general account or a guaranteed separate account and includes a closed block of guaranteed rate contracts ("Closed Book GRC"). Historically, a significant majority of these contracts were sold as general account contracts with fixed rates and fixed maturities. The Company decided in 1995, after a thorough review of its GRC business, that it would significantly de-emphasize general account GRC, choosing instead to focus its distribution efforts on other products sold through other segments and selling general account GRC primarily as an accommodation to customers. From 1992 to 1994, the GIC segment sold over $5 billion of GRC. In contrast, the GIC segment sold only $47 and $108 of general account GRC in 1997 and 1996, respectively. Consistent with management's expectations, the segment had no net income in 1997 and expects no material income or loss from the GIC segment in the future.



    Closed Book GRC results in 1996 were negatively affected by lower investment rates and earnings in the related investment portfolio (primarily consisting of collateralized mortgage obligations and mortgage backed securities) due to prepayments experienced in excess of assumed and historical levels. Closed Book GRC was also affected by the interest rate rise in 1994 when the duration of its assets lengthened relative to that of the liabilities.



    Although the Closed Book GRC asset portfolio as a whole is duration matched with its liabilities, certain investments continue to have a longer maturity than their corresponding liabilities and will need to be liquidated prior to maturity in order to meet the specific liability commitments. To protect the existing value of these investments, the Company entered into various hedge transactions in late September 1996 which substantially eliminated further fluctuation in fair value of the investments due to interest rate changes. As of December 31, 1997, Closed Book GRC had general account assets and liabilities of $2.2 billion. The scheduled maturities are $1.0 billion, or 45%, in 1998, $0.7 billion, or 32%, in 1999 and $0.5 billion, or 23%, thereafter.


  2. BUSINESS SEGMENT INFORMATION


    For business segment information, see Note 14 to Notes to Consolidated Financial Statements.


D. REINSURANCE

    Hartford cedes insurance to non-affiliated insurers in order to limit its maximum loss. Such transfer does not relieve Hartford of its primary liability. Hartford also assumes insurance from other insurers. Group life and health insurance is substantially reinsured to affiliated companies.

E. RESERVES


    In accordance with applicable insurance regulations, Hartford establishes and carries as liabilities actuarially determined reserves which are calculated to meet its future obligations. The reserves are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect Hartford's actual experience when appropriate. These reserves are computed at amounts that, with additions from premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet Hartford's policy obligations at their maturities or in the event of an insured's death. Reserves include unearned premiums, premium deposits, claims reported but not yet paid, claims incurred but not reported and claims in the process of settlement. Hartford's reserves for assumed reinsurance are computed on bases essentially comparable to direct insurance reserves.


F. INVESTMENTS

  INVESTMENT OPERATIONS


    The Company's investments are managed by its investment strategy group which consists of a risk management unit and a portfolio management unit and directly reports to senior management of the Company. The risk management unit is responsible for monitoring and managing the Company's asset/liability profile and establishing investment objectives and guidelines. The portfolio management unit is responsible for determining, within specified risk tolerances and investment guidelines, the general asset allocation, duration, convexity and other characteristics of the Company's general account and guaranteed separate account investment portfolios. The Hartford Investment Management Company, a wholly owned subsidiary of The Hartford, executes the investment plan of the investment strategy group including the identification and purchase of securities that fulfill the objectives of the strategy group.

    The primary investment objective of the Company's general account and guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters (including the management of the interest rate sensitivity of invested assets relative to that of policyholder obligations). The Company does not have any financial instruments entered into for trading purposes. The Company is exposed to two primary sources of investment risk: credit risk, relating to the uncertainty associated with an obligor's continued ability to make timely payment of principal and interest, and interest rate risk, relating to the market price and/or cash flow variability associated with changes in market yield curves. See the Asset-Liability Management Strategies section below for further discussion of the Company's approach to managing these investment risks.



    The Company's general account consists of a diversified portfolio of investments. Although all the assets of the general account support all the Company's liabilities, the Company's investment strategy group has developed separate investment portfolios for specific classes of product liabilities within the general account. The strategy group works closely with the business lines to develop specific investment guidelines, including duration targets, asset allocation and convexity constraints, asset/liability mismatch tolerances and return objectives, for each product line in order to achieve each product line's individual risk and return objectives.



    Invested assets in the Company's general account totaled $18.2 billion at December 31, 1997 and were comprised of $14.2 billion of fixed maturities, $3.8 billion of policy loans, and other investments of $227. Policy loans, which had a weighted-average interest rate of 11.2%, as of December 31, 1997, are secured by the cash value of the underlying life insurance policies. These loans do not mature in a conventional sense, but expire in conjunction with the related policy liabilities.



    During 1997, the Company continued to concentrate on reducing exposure to collateralized mortgage obligations ("CMOs") and reallocated the funds into public and private corporate bonds, commercial mortgage-backed securities ("MBSs") and other nonresidential asset-backed securities. In general, commercial MBSs and asset-backed securities, although subject to prepayment risk, are significantly less sensitive to changes in interest rates as compared to CMOs and MBSs.



    As of December 31, 1997 and 1996, approximately 22.1% and 13.2%, respectively, of the Company's fixed maturity portfolio was invested in private placement securities (including Rule 144A offerings). Private placement securities are generally less liquid than public securities; however, covenants for private placements are designed to mitigate the impact of such increased liquidity risk. Most of the private placement securities in the Company's portfolio are rated by nationally recognized rating organizations.


  INVESTED ASSET CHARACTERISTICS AND DERIVATIVE STRATEGIES


    Invested assets totaled approximately $18.2 billion at December 31, 1997 and were comprised of asset-backed securities, including government agency CMOs and MBSs of $5.2 billion, bonds and notes and short-term investments of $8.8 billion, inverse floating securities of $75 million, and other investments (primarily policy loans) of $4 billion. Policy loans of $3.7 billion, which carry a weighted average interest rate of 11.2%, are secured by the cash value of the life insurance policy. These loans do not mature in a conventional sense but expire in conjunction with the related policy liabilities.



    The following table reflects the principal amounts of the fixed and variable rate fixed maturity portfolio at December 31, 1997, along with the respective weighted average coupons by estimated maturity year. Expected maturities differ from contractual maturities due to call or prepayment provisions. The weighted average coupon on variable rate securities is based upon spot rates as of December 31, 1997, and is primarily based upon the London Interbank Offered Rate ("LIBOR"). Callable bonds and notes are distributed to either call dates or maturity depending on which date produces the most conservative yield. Asset backed securities, collateralized mortgage obligations and mortgage backed securities are distributed to maturity year based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates. Financial instruments with certain leverage features have been included in each of the fixed maturity categories. These instruments have not been separately displayed because they were immaterial to the Company's investment portfolio.


                                                                                              1997
                                                                                              FAIR
                                     1998   1999   2000   2001   2002   THEREAFTER  TOTAL     VALUE
                                     -----  -----  -----  -----  -----  ---------   ------  ---------
BONDS AND NOTES -- CALLABLE
  FIXED RATE
    Par value                        $  37  $  50  $  21  $  13  $  12    $ 333     $  466   $  435
    Weighted average coupon          10.5%   7.5%   8.0%   7.6%   7.7%     5.4%       6.3%
  VARIABLE RATE
    Par value                        $  66  $  15  $  28  $  33  $  15    $ 863     $1,020   $  966
    Weighted average coupon           6.4%   6.7%   7.1%   6.0%   6.4%     6.5%       6.5%
BONDS AND NOTES -- OTHER
  FIXED RATE
    Par value                        $2,762 $1,328 $1,192 $1,133 $ 897    $6,075    $13,387  $13,465
    Weighted average coupon           3.9%   6.8%   7.1%   7.5%   7.7%     6.3%       6.1%
  VARIABLE RATE
    Par value                        $ 140  $  47  $ 138  $  --  $  84    $ 841     $1,250   $1,141
    Weighted average coupon           5.1%   1.3%   6.4%     --   5.7%     5.3%       5.3%
ASSET BACKED SECURITIES
  FIXED RATE
    Par value                        $ 211  $ 221  $ 433  $ 500  $ 220    $ 491     $2,076   $2,109
    Weighted average coupon           6.9%   6.5%   6.7%   7.0%   6.8%     7.4%       6.9%
  VARIABLE RATE
    Par value                        $  39  $ 186  $ 184  $ 261  $ 305    $ 721     $1,696   $1,696
    Weighted average coupon           6.2%   6.2%   6.2%   6.7%   6.2%     6.4%       6.4%
COLLATERALIZED MORTGAGE OBLIGATIONS
  FIXED RATE
    Par value                        $  29  $ 170  $ 529  $ 307  $  78    $ 506     $1,619   $1,582
    Weighted average coupon           6.5%   6.0%   6.0%   5.6%   5.6%     6.1%       6.0%
  VARIABLE RATE
    Par value                        $  29  $  11  $  25  $  13  $   6    $ 346     $  430   $  408
    Weighted average coupon           6.7%   6.6%   4.2%   6.7%   3.4%     7.7%       7.3%
COMMERCIAL MORTGAGE BACKED
 SECURITIES
  FIXED RATE
    Par value                        $   4  $  34  $ 176  $ 114  $ 118    $ 798     $1,244   $1,246
    Weighted average coupon           8.6%   7.7%   6.9%   7.7%   7.0%     7.4%       7.3%
  VARIABLE RATE
    Par value                        $  20  $  82  $  75  $  43  $ 153    $ 335     $  708   $  718
    Weighted average coupon           6.1%   7.5%   7.0%   6.6%   6.5%     7.4%       7.1%

                                                                                              1997
                                                                                              FAIR
                                     1998   1999   2000   2001   2002   THEREAFTER  TOTAL     VALUE
                                     -----  -----  -----  -----  -----  ---------   ------  ---------
MORTGAGE BACKED SECURITIES
  FIXED RATE
    Par value                        $   4  $  25  $   3  $  41  $   2    $ 424     $  499   $  511
    Weighted average coupon           7.0%   7.0%   7.4%   6.2%   8.1%     7.5%       7.3%
  VARIABLE RATE
    Par value                        $  --  $  --  $  --  $  --  $  --    $  24     $   24   $   24
    Weighted average coupon             --     --     --     --     --     6.6%       6.6%

ASSET-LIABILITY MANAGEMENT STRATEGIES


    The Company employs several risk management tools to quantify and manage market risk arising from its investments and interest sensitive liabilities. For certain portfolios, management monitors the changes in present value between assets and liabilities resulting from various interest rate scenarios using integrated asset/liability measurement systems and a proprietary system that simulates the impacts of parallel and non-parallel yield curve shifts. Based on this current and prospective information, management implements risk reducing techniques to improve the match between assets and liabilities.



    Derivatives play an important role in facilitating the management of interest rate risk, creating opportunities to efficiently fund obligations, hedge against risks that affect the value of certain liabilities and adjust broad investment risk characteristics as a result of any significant changes in market risks. The Company uses a variety of derivatives, including swaps, caps, floors, forwards and exchange-traded financial futures and options, in order to hedge exposure primarily to interest rate risk on anticipated investment purchases or existing assets and liabilities. The Company does not make a market or trade derivatives for the express purpose of earning trading profits. The Company's derivative program is monitored by an internal compliance unit and is reviewed by senior management and Hartford Life's Finance Committee. The notional amounts of derivative contracts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, totaled $6.5 billion at December 31, 1997 ($4.6 billion related to insurance investments and $1.9 related to life insurance liabilities).


    The strategies described below are used to manage the aforementioned risks.


    ANTICIPATORY HEDGING -- For certain liabilities, the Company commits to the price of the product prior to receipt of the associated premium or deposit. Anticipatory hedges are routinely executed to offset the impact of changes in asset prices arising from interest rate changes pending the receipt of premium or deposit and the subsequent purchase of an asset. These hedges involve taking a long position in interest rate futures or entering into an interest rate swap with duration characteristics equivalent to the associated liabilities or anticipated investments. The Company did not have any anticipatory hedges as of December 31, 1997.



    LIABILITY HEDGING -- Several products obligate the Company to credit a return to the contract holder which is indexed to a market rate. To hedge risks associated with these products, the Company typically enters into interest rate swaps to convert the contract rate into a rate that trades in a more liquid and efficient market. This hedging strategy enables the Company to customize contract terms and conditions to customer objectives and satisfies the operation's asset/liability matching policy. Additionally, interest rate swaps are used to convert certain fixed contract rates into floating rates, thereby allowing them to be appropriately matched against floating rate assets. The notional amount of derivatives used for liability hedging as of December 31, 1997 was $1.9 billion.



    ASSET HEDGING -- To meet the various policyholder obligations and to provide cost effective prudent investment risk diversification, the Company may combine two or more financial instruments to achieve the investment characteristics of a fixed maturity security or that match an associated liability. The use of derivative instruments in this regard effectively transfers unwanted investment risks or attributes to others. The selection of the appropriate derivative instruments depends on the investment risk, the liquidity and efficiency of the market, and the asset and liability characteristics. The notional amount of asset hedges as of December 31, 1997 was $1.8 billion.



    PORTFOLIO HEDGING -- The Company periodically compares the duration and convexity of its portfolios of assets to their corresponding liabilities and enters into portfolio hedges to reduce any difference to desired levels. Portfolio hedges reduce the mismatch between assets and liabilities and offset the potential impact to cash flows caused by changes in interest rates. The notional amount of portfolio hedges as of December 31, 1997 was $2.8 billion.


INSURANCE LIABILITY CHARACTERISTICS


    Insurance liabilities, other than non-guaranteed separate accounts, which were backed by $39.4 billion in total assets (including investments of $28.7 billion), totaled $24.1 billion (net of ceded reinsurance and policy loans) at December 31, 1997. These insurance liabilities consisted of future policy benefits of $3.3 billion, other policyholder funds of $21 billion, guaranteed separate accounts of $9.9 billion and reinsurance recoverables of $(6.3) billion and policy loans of $(3.8) billion. Matching of the duration of the investments with respective policyholder obligations is an explicit objective of the Company's management strategy. The Company's insurance policy liabilities, along with estimated duration periods based on the Company's internal actuarial assumptions, can be summarized based on investment needs in the five categories described below at December 31, 1997.


                                ($ IN BILLIONS)


DESCRIPTION (1)                                          1998   1999   2000   2001   2002   THEREAFTER  TOTAL
-------------------------------------------------------  -----  -----  -----  -----  -----  --------   --------
Fixed rate asset accumulation vehicles.................  $ 2.9  $ 1.8  $ 1.9  $ 1.2  $ 0.6  $ 4.3      $   12.7
Weighted average credited rate.........................   6.6%   7.1%   6.9%   6.9%   7.1%   6.6%          6.8%
Indexed asset accumulation vehicles....................  $ 0.1  $ 0.1  $  --  $  --  $  --  $  --      $    0.2
Weighted average credited rate.........................   5.7%   6.3%     --     --     --     --          5.9%
Interest credited asset accumulation vehicles..........  $ 4.2  $ 0.6  $ 0.4  $ 0.4  $ 0.5  $ 4.7      $   10.8
Weighted average credited rate.........................   5.7%   6.0%   6.0%   6.0%   6.1%   5.9%          5.8%
Long-term pay out liabilities..........................  $ 0.1  $ 0.1  $  --  $  --  $  --  $ 0.4      $    0.6
Short-term pay out liabilities.........................  $  --  $  --  $  --  $  --  $  --  $  --      $     --



(1) As of December 31, 1997, the fair value of the Company's investment contracts including guaranteed separate accounts was $21.7 billion.



    FIXED RATE ASSET ACCUMULATION VEHICLES -- Products in this category require the Company to pay a fixed rate for a certain period of time. The cash flows are not interest sensitive because the products are written with a market value adjustment feature and the liabilities have protection against the early withdrawal of funds through surrender charges. Product examples include fixed rate annuities with a market value adjustment and fixed rate guaranteed investment contracts. Contract duration is dependent on the policyholder's choice of guarantee period.



    INDEXED ASSET ACCUMULATION VEHICLES -- Products in this category are similar to the fixed rate asset accumulation vehicles but require the Company to pay a rate that is determined by an external index. The amount and/or timing of cash flows will therefore vary based on the level of the particular index. The primary risks inherent in these products are similar to the fixed rate asset accumulation vehicles, with an additional risk that changes in the index may adversely affect profitability. Product examples include indexed-guaranteed investment contracts with an estimated duration of up to two years.



    INTEREST CREDITED ASSET ACCUMULATION VEHICLES -- Products in this category credit interest to policyholders, subject to market conditions and minimum guarantees. Policyholders may surrender at book value but are subject to surrender charges for an initial period. Product examples include universal life contracts and the general account portion of the Company's variable annuity products. Liability duration is short to intermediate term.



    LONG-TERM PAY OUT LIABILITIES -- Products in this category are long-term in nature and may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. The cash flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows differ from those anticipated resulting in an investment return lower than that assumed in pricing. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and long-term disability contracts. Contract duration is generally 6 to 10 years but, at times, exceeds 30 years.

    SHORT-TERM PAY OUT LIABILITIES -- These liabilities are short-term in nature with a duration of less than one year. The primary risks associated with these products are determined by the non-investment contingencies such as mortality or morbidity and the variability in the timing of the expected cash flows.
Liquidity is of greater concern than for the long-term pay out liabilities. Products include individual and group term life insurance contracts and short--term disability contracts.


SEPARATE ACCOUNT PRODUCTS


    The Company's separate accounts reflect two categories of risk assumption: non--guaranteed separate accounts totaling $46.9 billion as of December 31, 1997, wherein the policyholder assumes substantially all of the risk and reward, and guaranteed separate accounts totaling $10.5 billion as of December 31, 1997, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. The investment strategy followed varies by fund choice, as outlined in the applicable fund prospectus or separate account plan of operations. Non-guaranteed products include variable annuities and variable life contracts. The funds underlying such contracts are managed by the investment staff of The Hartford and a variety of independent money managers, including Wellington Management Company, LLP, Putnam Financial Services, Inc. and Dean Witter InterCapital, Inc. Guaranteed separate account products primarily consist of modified guaranteed individual annuity and modified guaranteed life insurance, and generally include MVA features to mitigate the disintermediation risk upon surrenders. Virtually all of the assets in the guaranteed separate accounts are fixed maturity securities and, as of December 31, 1997, $10.2 billion, or approximately 99%, of the fixed maturity securities portfolio within the guaranteed separate accounts were investment grade or better. Additional investment risk is hedged using a variety of derivatives which totaled $119 million in carrying value and $3.0 billion in notional amounts at December 31, 1997.


G. COMPETITION


    The Company is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual, and other types of insurers in the life insurance business in the United States.
According to A.M. Best, Hartford is the eleventh largest consolidated life insurance company in the United States based on statutory admitted assets as of December 31, 1996. As of December 31, 1997, A.M. Best assigned Hartford its second highest ranking classification, A+.


H. EMPLOYEES


    As of February 28, 1998, the Company and HLA have approximately 4,000 direct employees, of which a majority are employed at the home office in Simsbury, Connecticut.


I. PROPERTIES


    The Company occupies office space leased from a third party by Hartford Fire Insurance Company ("Hartford Fire"), an indirect subsidiary of The Hartford. Expenses associated with these offices are allocated on a direct and indirect basis to Hartford and its subsidiaries by Hartford Fire.


J. REGULATION


    The insurance business of the Company is subject to comprehensive state and federal regulation and supervision throughout the United States. The purpose of such regulation is primarily to provide safeguards for policyholders rather than to protect the interests of the stockholders. The laws of various state jurisdictions establish supervisory agencies with broad administrative powers with respect to, among other things, licensing to transact business, admittance of assets, regulating premium rates, approving policy forms, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, restricting certain transactions between affiliates and regulating the type, amount and valuation of investments permitted. State insurance regulators and the National Association of Insurance Commissioners ("NAIC") continually re-examine existing laws and regulations.



    The NAIC has established solvency laws that relate an insurance company's capital requirements to the risks inherent in its overall operations. These rules are known as risk based capital ("RBC"). As of December 31, 1997, the Company's RBC ratio was in excess of 200% of its RBC.

    Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals. The Company prepares its statutory financial statements in accordance with accounting practices prescribed or permitted by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations, and general administrative rules. In accordance with the insurance laws and regulations under which the Company operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States, modified to reflect actual experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying consolidated financial statements, these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.



    The Health Insurance Portability and Accountability Act of 1996 ("the HIPA Act of 1996") phases out the deductibility of interest on policy loans under COLI by 1998, thus eliminating all future sales of leveraged COLI. The Company's leveraged COLI product has been an important contributor to its profitability in recent years and will continue to contribute to the profitability of the Company (although such contribution will be reduced in the future due to the effects of this legislation). As a result of the elimination of leveraged COLI sales, net income contributed by COLI may be lower in the future (particularly 1999 and later years).


                                 LEGAL OPINIONS


    The validity of the contracts will be passed upon by Lynda Godkin, Senior Vice President, General Counsel and Corporate Secretary of Hartford.


                                    EXPERTS


    The audited financial statements and financial statement schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. The principal business address of Arthur Andersen LLP is One Financial Plaza, Hartford, Connecticut 06103.

                                   APPENDIX A
                          MARKET VALUE LUMP SUM OPTION

    If A is greater than B, the Market Value Adjustment factor equals 1.

    If  B  is greater  than A,  the Market  Value Adjustment  factor equals  1 -
(6(B-A))


    WHERE: A = The weighted average interest rate (expressed as a decimal, e.g.,
               1% = .01) being credited under the General Account Option as of the date of termination.



            B = The  average yield (expressed  as a decimal, e.g.  1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public Utilities rated Aa by Moody's Investors Service, Inc. and the Salomon Brothers weekly Index of Current Coupon 30 year Federal National Mortgage Association Securities, or the equivalents of such indices.


BOOK VALUE SPREAD OPTION

    Interest to be credited on unpaid balance ("i") equals (A - 2(B-A)) - .005, where A and B are defined as above.

    Examples of Contract Termination (Assuming a 5% Contingent Deferred Sales Charge, and no Policy Fees or Premium Taxes are applicable):


                                   ACTIVE LIFE FUND
       INTEREST RATE CREDITED      ATTRIBUTABLE TO
          TO CONTRIBUTIONS          CONTRIBUTIONS
       DEPOSITED IN THE GIVEN   DEPOSITED IN THE GIVEN
           CALENDAR YEAR            CALENDAR YEAR
       ----------------------   ----------------------
1992           6.00%                  $  300,000
1993           6.50%                     600,000
1994           7.00%                     700,000
                ---                  -----------
Total          6.63%*                 $1,600,000
                ---                  -----------
                ---                  -----------


* Total = the weighted average interest rate being credited on the date of termination ("A"), calculated as follows:


300,000 X .06 + 600,000 X .065 + 700,000 X .07  = .0663 = 6.63%
----------------------------------------------
         300,000 + 600,000 + 700,000


    At termination, the book value of the General Account Option portion of the Active Life Fund would be $1,600,000. This amount is reduced by Contingent Sales Charges of 5%, or $80,000. The remaining $1,520,000 would be payable under either Option 1 (Book Value Spread Option) or Option 2 (Market Value Lump Sum Option).

EXAMPLE 1

    B = .09


    If the Book Value Spread Option is selected, the Book Value Spread rate of interest would equal 1.39% (.0663 - 2 (.09 - .0663)) - .005 = .0139 ). The
Contract Owner would receive six annual payments (beginning immediately) of $262,153.80.


    If the Market Value Lump Sum Option is selected, the Market Value Factor is 1 - (6(.09 - .0663)) = .8578 and the payout would be $1,520,000 x .8578 =
$1,303,856.

EXAMPLE 2

    B = .07

    If the Book Value Spread Option is selected, the Book Value Spread rate of interest would equal 7% (the maximum value of i) and the Contract Owner would receive six annual payments (beginning immediately) of $298,027.68.

    If the Market Value Lump Sum Option is selected, the Market Value factor would be 1 and the amount payable to the Contract Owner upon termination of the Contract would be $1,520,000.



    The assessment of Policy Fees, if any, will reduce the amount payable to the Contract Owner upon termination of the contract.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


                                                              PAGE(S)
                                                              -------
Report of Management........................................
Report of Independent Public Accountants....................
Consolidated Statements of Income for the three years ended
 December 31, 1997..........................................
Consolidated Balance Sheets as of December 31, 1997 and
 1996.......................................................
Consolidated Statements of Stockholder's Equity for the
 three years ended December 31, 1997........................
Consolidated Statements of Cash Flows for the three years
 ended December 31, 1997....................................
Notes to Consolidated Financial Statements..................
Summary of Investments -- Other Than Investments in
 Affiliates.................................................
Supplementary Insurance Information.........................
Reinsurance.................................................

                              REPORT OF MANAGEMENT


    The management of Hartford Life Insurance Company and subsidiaries (the "Company") is responsible for the preparation and integrity of information contained in the accompanying consolidated financial statements and other sections of the Annual Report. The financial statements are prepared in accordance with generally accepted accounting principles, and, where necessary, include amounts that are based on management's informed judgments and estimates. Management believes these statements present fairly the Company's financial position and results of operation, and, that any other information contained in the Annual Report is consistent with the financial statements.



    Management has made available the Company's financial records and related data to Arthur Andersen LLP, independent public accountants, in order for them to perform an audit of the Company's consolidated financial statements. Their report appears on page F-2.



    An essential element in meeting management's financial responsibilities is the Company's system of internal controls. These controls, which include accounting controls and the internal auditing program, are designed to provide reasonable assurance that assets are safeguarded, and transactions are properly authorized, executed and recorded. The controls, which are documented and communicated to employees in the form of written codes of conduct and policies and procedures, provide for careful selection of personnel and for appropriate division of responsibility. Management continually monitors for compliance, while the Company's internal auditors independently assess the effectiveness of the controls and make recommendations for improvement. Also, Arthur Andersen LLP took into consideration the Company's system of internal controls in determining the nature, timing and extent of its audit tests.


    Another important element is management's recognition of its responsibility for fostering a strong, ethical climate, thereby ensuring that the Company's affairs are transacted according to the highest standards of personal and professional conduct. The Company has a long-standing reputation of integrity in business conduct and utilizes communication and education to create and fortify a strong compliance culture.


    The Audit Committee of the Board of Directors of Hartford Life, Inc. (the "Committee"), the Company's ultimate parent, composed of non-employee directors, meets periodically with the external and internal auditors to evaluate the effectiveness of work performed by them in discharging their respective responsibilities and to ensure their independence and free access to the Committee.

--------------------------------------------------------------------------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hartford Life Insurance Company:

We have audited the accompanying Consolidated Balance Sheets of Hartford Life Insurance Company (the "Company") and subsidiaries as of December 31, 1997 and 1996, and the related Consolidated Statements of Income, Stockholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in Index to Consolidated Financial Statements and Schedules are presented for the purpose of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         ARTHUR ANDERSEN LLP

Hartford, Connecticut
January 27, 1998

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                        FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                      ------------------------
                                                       1997     1996     1995
                                                      ------   ------   ------
                                                           (IN MILLIONS)
 Revenues
   Premiums and other considerations...............   $1,637   $1,705   $1,487
   Net investment income...........................    1,368    1,397    1,328
   Net realized capital gains (losses).............        4     (213)     (11)
                                                      ------   ------   ------
     Total revenues................................    3,009    2,889    2,804
                                                      ------   ------   ------
 Benefits, claims and expenses
   Benefits, claims and claim adjustment
    expenses.......................................    1,379    1,535    1,422
   Amortization of deferred policy acquisition
    costs..........................................      335      234      199
   Dividends to policyholders......................      240      635      675
   Other expenses..................................      586      427      317
                                                      ------   ------   ------
     Total benefits, claims and expenses...........    2,540    2,831    2,613
                                                      ------   ------   ------
   Income before income tax expense................      469       58      191
   Income tax expense..............................      167       20       62
                                                      ------   ------   ------
 Net income........................................   $  302   $   38   $  129
                                                      ------   ------   ------
                                                      ------   ------   ------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                       AS OF DECEMBER
                                                             31,
                                                      -----------------
                                                       1997      1996
                                                      -------   -------
                                                        (IN MILLIONS,
                                                      EXCEPT FOR SHARE
                                                            DATA)
 Assets
   Investments
   Fixed maturities, available for sale, at fair
    value (amortized cost of $13,885 and
    $13,579).......................................   $14,176   $13,624
   Equity securities, at fair value................       180       119
   Policy loans, at outstanding balance............     3,756     3,836
   Other investments, at cost......................        47        56
                                                      -------   -------
     Total investments.............................    18,159    17,635
   Cash............................................        54        43
   Premiums receivable and agents' balances........        18       137
   Accrued investment income.......................       330       407
   Reinsurance recoverables........................     6,325     6,259
   Deferred policy acquisition costs...............     3,315     2,760
   Deferred income tax.............................       348       474
   Other assets....................................       352       357
   Separate account assets.........................    69,055    49,690
                                                      -------   -------
     Total assets..................................   $97,956   $77,762
                                                      -------   -------
                                                      -------   -------

 Liabilities
   Future policy benefits..........................   $ 3,270   $ 2,474
   Other policyholder funds........................    21,034    22,134
   Other liabilities...............................     2,254     1,572
   Separate account liabilities....................    69,055    49,690
                                                      -------   -------
     Total liabilities.............................    95,613    75,870
                                                      -------   -------

 Stockholder's Equity
   Common stock -- 1,000 shares authorized, issued
    and outstanding, par value $5,690..............         6         6
   Additional paid in capital......................     1,045     1,045
   Net unrealized capital gains on securities, net
    of tax.........................................       179        30
   Retained earnings...............................     1,113       811
                                                      -------   -------
     Total stockholder's equity....................     2,343     1,892
                                                      -------   -------
   Total liabilities and stockholder's equity......   $97,956   $77,762
                                                      -------   -------
                                                      -------   -------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                    NET UNREALIZED
                                                                     CAPITAL GAINS
                                                     ADDITIONAL       (LOSSES) ON                       TOTAL
                                           COMMON     PAID IN         SECURITIES,      RETAINED     STOCKHOLDER'S
                                           STOCK      CAPITAL         NET OF TAX       EARNINGS        EQUITY
                                           ------  --------------   ---------------   -----------   -------------
                                                                       (IN MILLIONS)
 Balance, December 31, 1994..............    $6        $  826            $(654)         $  644         $  822
   Net income............................    --            --              --              129            129
   Capital contribution..................    --           181              --               --            181
   Change in net unrealized capital gains
    (losses) on securities, net of tax...    --            --             597               --            597
                                             --
                                                       ------          ------         -----------      ------
 Balance, December 31, 1995..............     6         1,007             (57)             773          1,729
   Net income............................    --            --              --               38             38
   Capital contribution..................    --            38              --               --             38
   Change in net unrealized capital gains
    (losses) on securities, net of tax...    --            --              87               --             87
                                             --
                                                       ------          ------         -----------      ------
 Balance, December 31, 1996..............     6         1,045              30              811          1,892
   Net income............................    --            --              --              302            302
   Change in net unrealized capital gains
    (losses) on securities, net of tax...    --            --             149               --            149
                                             --
                                                       ------          ------         -----------      ------
 Balance, December 31, 1997..............    $6        $1,045            $179           $1,113         $2,343
                                             --
                                             --
                                                       ------          ------         -----------      ------
                                                       ------          ------         -----------      ------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           FOR THE YEARS ENDED DECEMBER
                                                       31,
                                          ------------------------------
                                            1997       1996       1995
                                          --------   --------   --------
                                                  (IN MILLIONS)
Operating Activities
  Net income............................  $    302   $     38   $    129
  Adjustments to reconcile net income to
   cash provided by operating activities
  Depreciation and amortization.........         8         14         21
  Net realized capital (gains) losses...        (4)       213         11
  Decrease (increase) in deferred income
   taxes................................        40       (102)      (172)
  Increase in deferred policy
   acquisition costs....................      (555)      (572)      (379)
  Decrease (increase) in premiums
   receivable and agents' balances......       119         10        (81)
  Decrease (increase) in accrued
   investment income....................        77        (13)       (16)
  Decrease (increase) in other assets...        52       (132)      (177)
  (Increase) decrease in reinsurance
   recoverables.........................      (416)       179        (35)
  Increase (decrease) in liabilities for
   future policy benefits...............       796        (92)       483
  Increase in other liabilities.........       379        477        281
                                          --------   --------   --------
    Cash provided by operating
     activities.........................       798         20         65
                                          --------   --------   --------
Investing Activities
  Purchases of fixed maturity
   investments..........................    (6,231)    (5,747)    (6,228)
  Sales of fixed maturity investments...     4,232      3,459      4,845
  Maturities and principal paydowns of
   fixed maturity investments...........     2,329      2,693      1,741
  Net sales (purchases) of other
   investments..........................        24       (107)      (871)
  Net (purchases) sales of short-term
   investments..........................      (638)        84        (24)
                                          --------   --------   --------
    Cash (used for) provided by
     investing activities...............      (284)       382       (537)
                                          --------   --------   --------
Financing Activities
  Capital contribution..................        --         38         --
  Net (disbursements for) receipts from
   investment and universal life-type
   contracts (charged against) credited
   to policyholder accounts.............      (503)      (443)       498
                                          --------   --------   --------
    Cash (used for) provided by
     financing activities...............      (503)      (405)       498
                                          --------   --------   --------
  Increase (decrease) in cash...........        11         (3)        26
  Cash -- beginning of year.............        43         46         20
                                          --------   --------   --------
  Cash -- end of year...................  $     54   $     43   $     46
                                          --------   --------   --------
                                          --------   --------   --------
Supplemental Disclosure of Cash Flow
 Information:
  Net Cash Paid During the Year for:
  Income taxes..........................  $      9   $    189   $    162

Noncash Financing Activities:
  Capital contribution..................  $     --   $     --   $    181
                                          --------   --------   --------
                                          --------   --------   --------

                See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA UNLESS OTHERWISE STATED)

 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

    These consolidated financial statements include Hartford Life Insurance Company and its wholly-owned subsidiaries (the "Company"), ITT Hartford Life and Annuity Insurance Company ("ILA") and ITT Hartford International Life Reassurance Corporation ("HLRe"), formerly American Skandia Life Reinsurance Corporation. The Company is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company ("HLA"), a wholly-owned subsidiary of Hartford Life, Inc. ("Hartford Life"). Hartford Life is a direct subsidiary of Hartford Accident and Indemnity Company ("HA&I"), an indirect subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"). On February 10, 1997, Hartford Life filed a registration statement, as amended, with the Securities and Exchange Commission relating to an Initial Public Offering ("IPO") of the Hartford Life's Class A Common Stock. Pursuant to the IPO on May 22, 1997, Hartford Life sold to the public 26 million shares at $28.25 per share and received net proceeds of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's outstanding promissory notes and line of credit with the remaining $160 contributed by Hartford Life to HLA to support growth in its core businesses.

    On December 19, 1995, ITT Industries, Inc. (formerly ITT Corporation) ("ITT") distributed all the outstanding shares of capital stock of The Hartford to ITT stockholders of record on such date. As a result, The Hartford became an independent, publicly traded company.

    Along with its parent, the Company is a leading insurance and financial services company which provides (a) investment products such as individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services and mutual funds for savings and retirement needs; (b) life insurance for income protection and estate planning; and (c) employee benefits products such as group life and group disability insurance and corporate owned life insurance.

 2. SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

    These consolidated financial statements present the financial position, results of operations and cash flows of the Company. All material intercompany transactions and balances between the Company, its subsidiaries and affiliates have been eliminated. The consolidated financial statements are prepared on the basis of generally accepted accounting principles which differ materially from the statutory accounting practices prescribed by various insurance regulatory authorities.

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include those used in determining deferred policy acquisition costs and the liability for future policy benefits and other policyholder funds. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

    Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

(B) CHANGES IN ACCOUNTING PRINCIPLES

    In December 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-3 "Accounting by Insurance and Other Enterprises for Insurance Related Assessments". This SOP provides guidance on accounting by insurance and other enterprises for assessments related to insurance activities. Specifically, the SOP provides guidance on when a guaranty fund or other assessment should be recognized, how to measure the liability, and what information should be disclosed. This SOP will be effective for fiscal years beginning after December 15, 1998. Adoption of SOP 97-3 is not expected to have a material impact on the Company's financial condition or results of operations.

    On November 14, 1996, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 96-12, "Recognition of Interest Income and Balance Sheet Classification of Structured Notes". This EITF issue requires companies to record income on certain structured securities on a retrospective interest method. The Company adopted EITF No. 96-12 for structured securities acquired after November 14, 1996. Adoption of EITF No. 96-12 did not have a material effect on the Company's financial condition or results of operations.

    In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" which is effective for transfers and servicing of financial

--------------------------------------------------------------------------------

assets and extinguishments of liabilities occurring after December 31, 1996. This statement established criteria for determining whether transferred assets should be accounted for as sales or secured borrowings. Subsequently, in December 1996, the FASB issued SFAS No. 127, "Deferral of Effective Date of Certain Provisions of FASB Statement No. 125", which defers the effective date of certain provisions of SFAS No. 125 for one year. Adoption of SFAS No. 125 is not expected to have a material effect on the Company's financial condition or results of operations.

    Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Adoption of SFAS No. 121 did not have a material effect on the Company's financial condition or results of operations.

    The Company's cash flows were not impacted by these changes in accounting principles.

(C) REVENUE RECOGNITION

    Revenues for universal life-type policies and investment products consist of policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances and are recognized in the period in which services are provided. Premiums for traditional life insurance and disability policies are recognized as revenues when they are due from policyholders.

(D) FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS

    Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal and mortality assumptions appropriate at the time the policies were issued. Health reserves, which are the result of sales of group long-term and short-term disability, stop loss, Medicare Supplement and individual disability products, are stated at amounts determined by estimates on individual cases and estimates of unreported claims based on past experience. Liabilities for universal life-type and investment contracts are stated at policyholder account values before surrender charges.

(E) POLICYHOLDER REALIZED CAPITAL GAINS AND LOSSES

    Realized capital gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues and deferred over the expected maturity of the securities, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them.

(F) INVESTMENTS

    The Company's investments in fixed maturities include bonds and commercial paper which are considered "available for sale" and accordingly are carried at fair value with the after-tax difference from cost reflected as a component of Stockholder's Equity designated "Net unrealized capital gains (losses) on securities, net of tax". Equity securities, which include common and non-redeemable preferred stocks, are carried at fair values with the after-tax difference from cost reflected in Stockholder's Equity. Policy loans are carried at outstanding balance which approximates fair value. Net realized capital gains and losses, after deducting pension policyholders' share, are reported as a component of revenue and are determined on a specific identification basis.

    The Company's accounting policy for impairment requires recognition of an other than temporary impairment charge on a security if it is determined that the Company is unable to recover all amounts due under the contractual obligations of the security. In addition, for securities expected to be sold, an other than temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to cost or amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company then continues to review the other than temporarily impaired securities for appropriate valuation on an on-going basis.

    During 1996, it was determined that certain individual securities within the investment portfolio supporting the Company's block of guaranteed rate contract business written prior to 1995 ("Closed Book GRC") could not recover to amortized cost prior to sale. Therefore, an other than temporary impairment loss of $88, after-tax, was recorded.

(G) DERIVATIVE INSTRUMENTS

    The Company uses a variety of derivative instruments including swaps, caps, floors, forwards and exchange traded financial futures and options as part of an overall risk management strategy. These instruments are used as a means of hedging exposure to price, foreign currency and/ or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative instruments for trading purposes. The Company's accounting for derivative instruments used to manage risk is in accordance with the concepts established in SFAS No. 80, "Accounting for Futures Contracts", SFAS No. 52, "Foreign Currency Translation", AICPA SOP 86-2, "Accounting for Options" and various EITF pronouncements. Written options are used, in all cases in conjunction with other assets and derivatives, as part of the Company's asset and liability management strategy. Derivative instruments are carried at values consistent with the asset or liability being hedged. Derivative instruments used to hedge fixed maturities or equity securities are carried at fair value

--------------------------------------------------------------------------------

with the after-tax difference from cost reflected in Stockholder's Equity. Derivative instruments used to hedge other invested assets or liabilities are carried at cost.

    Derivative instruments must be designated at inception as a hedge and measured for effectiveness both at inception and on an on-going basis. The Company's minimum correlation threshold for hedge designation is 80%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls below 80%, hedge accounting will be terminated. Derivative instruments used to create a synthetic asset must meet synthetic accounting criteria including designation at inception and consistency of terms between the synthetic and the instrument being replicated. Consistent with industry practice, synthetic instruments are accounted for like the financial instrument it is intended to replicate. Derivative instruments which fail to meet risk management criteria, subsequent to acquisition, are marked to market with the impact reflected in the Consolidated Statements of Income.

    Gains or losses on financial futures contracts entered into in anticipation of the investment of future receipt of product cash flows are deferred and, at the time of the ultimate investment purchase, reflected as an adjustment to the cost basis of the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the cost basis of the hedged asset when the contract futures are closed, except for futures used in duration hedging which are deferred and basis adjusted on a quarterly basis. The basis adjustments are amortized into net investment income over the remaining asset life.

    Open forward commitment contracts are marked to market through Stockholder's Equity. Such contracts are accounted for at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of forward commitment contracts before the delivery of the securities are recognized immediately in the Consolidated Statements of Income as a component of net investment income.

    The cost of options entered into as part of a risk management strategy are basis adjusted to the underlying asset or liability and amortized over the remaining life of the option. Gains or losses on expiration or termination are adjusted into the basis of the underlying asset or liability and amortized over the remaining asset life.

    Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net receipts or payments are accrued and recognized over the life of the swap agreement as an adjustment to investment income. Should the swap be terminated, the gain or loss is adjusted into the basis of the asset or liability and amortized over the remaining life. Should the hedged asset be sold or liability terminated without terminating the swap position, any swap gains or losses are immediately recognized in net investment income. Interest rate swaps purchased in anticipation of an asset purchase ("anticipatory transaction") are recognized consistent with the underlying asset components such that the settlement component is recognized in the Consolidated Statements of Income while the change in market value is recognized as an unrealized capital gain or loss.

    Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements (used for risk management) are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life. Net payments are recognized as an adjustment to income or basis adjusted and amortized depending on the specific hedge strategy.

    Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS No. 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustments component of Stockholder's Equity. Cash flows from futures, options, and swaps, accounted for as hedges, are included with the cash flows of the item being hedged.

(H) SEPARATE ACCOUNTS

    The Company maintains separate account assets and liabilities which are reported at fair value. Separate account assets are segregated from other investments, and investment income and gains and losses accrue directly to the policyholders. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts, wherein the policyholder assumes the investment risk, and guaranteed separate account assets, wherein the Company contractually guarantees either a minimum return or account value to the policyholder.

(I) DEFERRED POLICY ACQUISITION COSTS

    Policy acquisition costs, which include commissions and certain underwriting expenses associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, generally 20 years. Generally, acquisition costs are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins. Actual gross profits can vary from management's estimates resulting in increases or decreases in the rate of amortization. Management periodically updates these estimates, when appropriate, and evaluates the recoverability of the deferred acquisition cost asset. When appropriate, management revises its assumptions on the estimated gross profits of these contracts and the cumulative amortization

--------------------------------------------------------------------------------

for the books of business are reestimated and adjusted by a cumulative charge or credit to income.

    The Company's other expenses include the following:

                                          1997       1996       1995
                                        ---------  ---------  ---------
Commissions...........................  $     976  $     848  $     619
Deferred acquisition costs............       (862)      (823)      (618)
Other.................................        472        402        316
                                        ---------  ---------  ---------
    Total other expenses..............  $     586  $     427  $     317
                                        ---------  ---------  ---------
                                        ---------  ---------  ---------

(J) DIVIDENDS TO POLICYHOLDERS

    Certain life insurance policies contain dividend payment provisions that enable the policyholder to participate in the earnings of the life insurance subsidiaries of the Company. The participating insurance in force accounted for 55%, 44%, and 41% in 1997, 1996, and 1995, respectively, of total insurance in force.

 3. INITIAL PUBLIC OFFERING

    On February 10, 1997, Hartford Life filed a registration statement, as amended, with the Securities and Exchange Commission, relating to the IPO of Hartford Life's Class A Common Stock. Pursuant to the IPO on May 22, 1997, Hartford Life sold to the public 26 million shares at $28.25 per share and received proceeds, net of offering expenses, of $687. Of the proceeds, $527 was used to retire debt related to Hartford Life's promissory notes outstanding and line of credit. The remaining $160 was contributed by Hartford Life to HLA to support growth in its core businesses. The 26 million shares sold in the Offering represent approximately 18.6% of the equity ownership in Hartford Life and approximately 4.4% of the combined voting power of Hartford Life's Class A and Class B Common Stock. The Hartford owns all of the 114 million outstanding shares of Class B Common Stock of Hartford Life, representing approximately 81.4% of the equity ownership in Hartford Life and approximately 95.6% of the combined voting power of Hartford Life's Class A and Class B Common Stock. Holders of Class A Common Stock generally have identical rights to the holders of Class B Common Stock except that the holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of Hartford Life's stockholders.

 4. INVESTMENTS AND DERIVATIVE INSTRUMENTS

(A) COMPONENTS OF NET INVESTMENT INCOME

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                      -------------------------------
                                        1997       1996       1995
                                      ---------  ---------  ---------
Interest income from fixed
 maturities.........................  $     932  $     918  $     996
Interest income from policy loans...        425        477        342
Income from other investments.......         26         15          1
                                      ---------  ---------  ---------
Gross investment income.............      1,383      1,410      1,339
Less: Investment expenses...........         15         13         11
                                      ---------  ---------  ---------
Net investment income...............  $   1,368  $   1,397  $   1,328
                                      ---------  ---------  ---------
                                      ---------  ---------  ---------

(B) COMPONENTS OF NET REALIZED CAPITAL GAINS (LOSSES)

                                                  FOR THE YEARS ENDED
                                                     DECEMBER 31,
                                           ---------------------------------
                                              1997        1996       1995
                                              -----     ---------  ---------
Fixed maturities.........................   $      (7)  $    (201) $      23
Equity securities........................          12           2         (6)
Real estate and other....................          (1)         (4)       (25)
Less: Increase in liability to
 policyholders for realized capital
 gains...................................          --         (10)        (3)
                                                  ---   ---------  ---------
Net realized capital gains (losses)         $       4   $    (213) $     (11)
                                                  ---   ---------  ---------
                                                  ---   ---------  ---------

(C) NET UNREALIZED CAPITAL GAINS (LOSSES) ON EQUITY SECURITIES

                                                       FOR THE YEARS ENDED
                                                          DECEMBER 31,
                                              -------------------------------------
                                                 1997         1996         1995
                                                 -----        -----        -----
Gross unrealized capital gains..............   $      14    $      13    $       4
Gross unrealized capital losses.............          --           (1)          (2)
                                                     ---          ---          ---
Net unrealized capital gains................          14           12            2
Deferred income tax expense.................           5            4            1
                                                     ---          ---          ---
Net unrealized capital gains, net of tax....           9            8            1
Balance -- beginning of year................           8            1           (6)
                                                     ---          ---          ---
Net change in unrealized capital gains
 (losses) on equity securities..............   $       1    $       7    $       7
                                                     ---          ---          ---
                                                     ---          ---          ---

--------------------------------------------------------------------------------

(D) NET UNREALIZED CAPITAL GAINS (LOSSES) ON FIXED MATURITIES

                                                                    FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                                   ---------------------
                                                                   1997    1996    1995
                                                                   -----   -----   -----
Gross unrealized capital gains...................................  $ 371   $ 386   $ 529
Gross unrealized capital losses..................................    (80)   (341)   (569)
Unrealized capital (gains) losses credited to policyholders......    (30)    (11)    (52)
                                                                   -----   -----   -----
Net unrealized capital gains (losses)............................    261      34     (92)
Deferred income tax expense (benefit)............................     91      12     (34)
                                                                   -----   -----   -----
Net unrealized capital gains (losses), net of tax................    170      22     (58)
Balance -- beginning of year.....................................     22     (58)   (648)
                                                                   -----   -----   -----
Net change in unrealized capital gains (losses) on fixed
 maturities......................................................  $ 148   $  80   $ 590
                                                                   -----   -----   -----
                                                                   -----   -----   -----

(E) FIXED MATURITY INVESTMENTS

                                                                                 AS OF DECEMBER 31, 1997
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored)......................................    $   217       $  3          $ (1)        $   219
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,175         64           (35)          1,204
States, municipalities and political subdivisions................        211          7            (1)            217
International governments........................................        376         20            (3)            393
Public utilities.................................................        871         26            (3)            894
All other corporate including international......................      5,033        200           (25)          5,208
All other corporate -- asset backed..............................      4,091         41            (8)          4,124
Short-term investments...........................................      1,318         --            --           1,318
Certificates of deposit..........................................        593         10            (4)            599
                                                                   ----------     -----         -----       ----------
    Total fixed maturities.......................................    $13,885       $371          $(80)        $14,176
                                                                   ----------     -----         -----       ----------
                                                                   ----------     -----         -----       ----------

                                                                                 AS OF DECEMBER 31, 1996
                                                                   ---------------------------------------------------
                                                                                   GROSS         GROSS
                                                                   AMORTIZED    UNREALIZED    UNREALIZED
                                                                      COST         GAINS        LOSSES      FAIR VALUE
                                                                   ----------   -----------   -----------   ----------
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored)......................................    $   166       $ 12          $ (3)        $   175
U.S. gov't and gov't agencies and authorities
 (guaranteed and sponsored) -- asset backed......................      1,970        161          (128)          2,003
States, municipalities and political subdivisions................        373          6           (11)            368
International governments........................................        281         12            (4)            289
Public utilities.................................................        877         12            (8)            881
All other corporate including international......................      4,656        120          (107)          4,669
All other corporate -- asset backed..............................      3,601         49           (59)          3,591
Short-term investments...........................................      1,655         14           (21)          1,648
                                                                   ----------     -----       -----------   ----------
    Total fixed maturities.......................................    $13,579       $386          $(341)       $13,624
                                                                   ----------     -----       -----------   ----------
                                                                   ----------     -----       -----------   ----------

    The amortized cost and estimated fair value of fixed maturity investments at December 31, 1997 by estimated maturity year are shown below. Expected maturities differ from contractual maturities due to call or prepayment provisions. Asset backed securities, including MBS and CMO's, are distributed to maturity year based on the Company's estimates of the rate of future prepayments of principal over the remaining lives of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds experienced at the interest rate levels projected for the applicable underlying collateral and can be expected to vary from actual experience.

                                    MATURITY

                                            AMORTIZED
                                              COST      FAIR VALUE
                                           -----------  -----------
One year or less.........................   $   2,838    $   2,867
Over one year through five years.........       5,528        5,595
Over five years through ten years........       3,094        3,156
Over ten years...........................       2,425        2,558
                                           -----------  -----------
    Total................................   $  13,885    $  14,176
                                           -----------  -----------
                                           -----------  -----------

--------------------------------------------------------------------------------

    Sales of fixed maturities, excluding short-term fixed maturities, for the years ended December 31, 1997, 1996 and 1995 resulted in proceeds of $4.2 billion, $3.5 billion and $4.8 billion, gross realized capital gains of $169, $87 and $91, gross realized capital losses (including writedowns) of $176, $298 and $72, respectively. Sales of equity security investments for the years ended December 31, 1997, 1996 and 1995 resulted in proceeds of $132, $74 and $64, gross realized capital gains of $12, $2 and $28 and gross realized capital losses of $0, $0 and $59, respectively.

(F) CONCENTRATION OF CREDIT RISK

    Excluding investments in U.S. government and agencies, the Company has not invested in the securities of a single issuer in amounts greater than 10% of stockholder's equity at December 31, 1997.

(G) DERIVATIVE INSTRUMENTS

    The Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards and exchange traded futures and options, in accordance with Company policy and in order to achieve one of three Company approved objectives: to hedge risk arising from interest rate, price or currency exchange rate volatility; to manage liquidity; or, to control transactions costs. The Company utilizes derivative instruments to manage market risk through four principal risk management strategies: hedging anticipated transactions, hedging liability instruments, hedging invested assets and hedging portfolios of assets and/or liabilities. The Company does not trade in these instruments for the express purpose of earning trading profits.
    The Company maintains a derivatives counterparty exposure policy which establishes market-based credit limits, favors long-term financial stability and creditworthiness, and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are quantified weekly and netted, and collateral is pledged to or held by the Company to the extent the current value of derivatives exceed exposure policy thresholds.

    The Company's derivative program is monitored by an internal compliance unit and is reviewed by senior management and Hartford Life's Finance Committee. Notional amounts, which represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk, pertaining to derivative financial instruments (excluding the Company's guaranteed separate account derivative investments), totaled $6.5 billion and $9.9 billion ($4.6 billion and $7.4 billion related to the Company's investments, $1.9 billion and $2.5 billion on the Company's liabilities) at December 31, 1997 and 1996, respectively.

    The table below provides a summary of derivative instruments held by the Company at December 31, 1997 and 1996, segregated by major investment and liability category:

                                                          1997 -- AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     ----------------------------------------------------------------------------------
                                                           PURCHASED
                                                             CAPS,                                FOREIGN
                                      TOTAL      ISSUED      FLOORS                   INTEREST    CURRENCY     TOTAL
                                     CARRYING    CAPS &       AND        FUTURES        RATE       SWAPS      NOTIONAL
           ASSETS HEDGED              VALUE      FLOORS     OPTIONS        (2)         SWAPS        (3)        AMOUNT
-----------------------------------  --------   --------   ----------   ----------   ----------   --------   ----------
Asset backed securities (excluding
 inverse floaters and
 anticipatory).....................  $  5,253   $    500   $ 1,404      $    28      $      221     $--       $ 2,153
Inverse floaters (1)...............        75         47        80           --              25      --           152
Anticipatory (4)...................        --         --        --           --              --      --            --
Other bonds and notes..............     7,531        462       460           22           1,258      91         2,293
Short-term investments.............     1,317         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total fixed maturities.........    14,176      1,009     1,944           50           1,504      91         4,598
Equity securities, policy loans and
 other investments.................     3,983         --        --           --              --      --            --
                                     --------   --------   ----------       ---      ----------     ---      ----------
    Total investments..............  $ 18,159   $  1,009   $ 1,944      $    50      $    1,504     $91       $ 4,598
    Long term debt.................        --         --        --           --              --      --            --
    Other policy claims............        --         10       150           --           1,747      --         1,907
                                     --------   --------   ----------       ---      ----------     ---      ----------
  Total derivatives -- notional
   value...........................             $  1,019   $ 2,094      $    50      $    3,251     $91       $ 6,505
                                     --------   --------   ----------       ---      ----------     ---      ----------
Total derivatives -- fair value....             $     (8)  $    23      $    --      $       19     $(6)      $    28
                                     --------   --------   ----------       ---      ----------     ---      ----------
                                     --------   --------   ----------       ---      ----------     ---      ----------

--------------------------------------------------------------------------------

                                                      1996 --AMOUNT HEDGED (NOTIONAL AMOUNTS)
                                     --------------------------------------------------------------------------
                                                                                              FOREIGN
                                      TOTAL    ISSUED    PURCHASED                 INTEREST   CURRENCY   TOTAL
                                     CARRYING  CAPS &   CAPS, FLOORS                 RATE      SWAPS    NOTIONAL
           ASSETS HEDGED              VALUE    FLOORS   AND OPTIONS   FUTURES (2)    SWAPS      (3)     AMOUNT
-----------------------------------  --------  -------  ------------  -----------  ---------  --------  -------
Asset backed securities (excluding
 inverse floaters and
 anticipatory).....................  $  5,242  $   500    $   2,454       $  --     $    941    $  --   $3,895
Inverse floaters (1)...............       352       98          856          --          346       --    1,300
Anticipatory (4)...................        --       --           --         132           --       --      132
Other bonds and notes..............     7,369      425          440           5        1,079      125    2,074
Short-term investments.............       661       --           --          --           --       --       --
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total fixed maturities.........    13,624    1,023        3,750         137        2,366      125    7,401
Equity securities, policy loans and
 other investments.................     4,011       --           --          --           19       --       19
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total investments..............  $ 17,635  $ 1,023    $   3,750       $ 137     $  2,385    $ 125   $7,420
    Long term debt.................        --       --           --          --           --       --       --
    Other policy claims............        --       10          150          --        2,351       --    2,511
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total derivatives -- notional
     value.........................            $ 1,033    $   3,900       $ 137     $  4,736    $ 125   $9,931
                                     --------  -------  ------------      -----    ---------  --------  -------
    Total derivatives -- fair
     value.........................            $   (10)   $      38       $  --     $      2    $  (9 ) $   21
                                     --------  -------  ------------      -----    ---------  --------  -------
                                     --------  -------  ------------      -----    ---------  --------  -------

---------

    (1) Inverse floaters are variations of collateralized mortgage obligations ("CMO's") for which the coupon rates move inversely with an index rate such as the London interbank offered rate ("LIBOR"). The risk to principal is considered negligible as the underlying collateral for the securities is guaranteed or sponsored by government agencies. To address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps, caps and floors.

    (2) As of December 31, 1997 and 1996, over 44% and 39% , respectively, of the notional futures contracts expire within one year.

    (3) As of December 31, 1997 and 1996, over 16% and 42%, respectively, of foreign currency swaps expire within one year; the balance matures over the succeeding 9 years.

    (4) Deferred gains and losses on anticipatory transactions are included in the carrying value of fixed maturities in the Consolidated Balance Sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. At December 31, 1997, the Company had $0 deferred gains and losses. At December 31, 1996, the Company had $0.9 in net deferred gains for futures, interest rate swaps and purchased options of which $2.0 was basis adjusted in 1997.

    The following is a reconciliation of notional amounts by derivative type and strategy as of December 31, 1997 and 1996:

                                             DECEMBER 31, 1996               MATURITIES/    DECEMBER 31, 1997
                                              NOTIONAL AMOUNT    ADDITIONS TERMINATIONS (1)  NOTIONAL AMOUNT
                                             -----------------   -------- ----------------- -----------------
BY DERIVATIVE TYPE
Caps.........................................      $1,755         $   14       $  530            $1,239
Floors.......................................       3,168             28        1,332             1,864
Swaps/Forwards...............................       4,861            941        2,460             3,342
Futures......................................         137            131          218                50
Options......................................          10             --           --                10
                                                 -------         --------     -------           -------
    Total....................................      $9,931         $1,114       $4,540            $6,505
                                                 -------         --------     -------           -------
BY STRATEGY
Liability....................................      $2,511         $  191       $  795            $1,907
Anticipatory.................................         132              4          136                --
Asset........................................       2,112            739        1,046             1,805
Portfolio....................................       5,176            180        2,563             2,793
                                                 -------         --------     -------           -------
    Total....................................      $9,931         $1,114       $4,540            $6,505
                                                 -------         --------     -------           -------
                                                 -------         --------     -------           -------

---------

(1) During 1997, the Company had no significant gains or losses on terminations of hedge positions using derivative financial instruments.

--------------------------------------------------------------------------------

 5. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of fair value information of financial instruments. For certain financial instruments where quoted market prices are not available, other independent valuation techniques and assumptions are used. Because considerable judgment is used, these estimates are not necessarily indicative of amounts that could be realized in a current market exchange. SFAS No. 107 excludes certain financial instruments from disclosure, including insurance contracts.

    For cash, short-term investments, accounts receivable, policy loans, mortgage loans and other liabilities, carrying amounts on the Consolidated Balance Sheets approximate fair value.

    Fair value for fixed maturities and marketable equity securities are based upon quoted market prices. Fair value for securities that are not publicly traded are analytically determined. These amounts are disclosed in Note 4 of Notes to Consolidated Financial Statements.

    The fair value of derivative financial instruments, including swaps, caps, floors, futures, options and forward commitments, is determined using a pricing model which is validated through quarterly comparison to dealer quoted prices. Amounts are disclosed in Note 4 of Notes to Consolidated Financial Statements.

    Fair value for partnerships and trusts are based on external market valuations from partnership and trust management.

    Other policy claims and benefits payable fair value information is determined by estimating future cash flows, discounted at the current market rate.

    The carrying amount and fair values of the Company's financial instruments at December 31, 1997 and 1996 were as follows:

                                                                1997                1996
                                                         ------------------  ------------------
                                                         CARRYING    FAIR    CARRYING    FAIR
                                                          AMOUNT     VALUE    AMOUNT     VALUE
                                                         ---------  -------  ---------  -------
ASSETS
  Fixed maturities.....................................   $ 14,176  $14,176   $ 13,624  $13,624
  Equity securities....................................        180      180        119      119
  Policy loans.........................................      3,756    3,756      3,836    3,836
  Mortgage loans.......................................         --       --          2        2
  Investments in partnerships, trusts and other........         47       91         54      104
LIABILITIES
  Other policy benefits................................   $ 11,769  $11,755   $ 11,707  $11,469

 6. SEPARATE ACCOUNTS

    The Company maintained separate account assets and liabilities totaling $69.1 billion and $49.7 billion at December 31, 1997 and 1996, respectively, which are reported at fair value. Separate account assets are segregated from other investments and net investment income and net realized capital gains and losses accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $58.6 billion and $39.4 billion at December 31, 1997 and 1996, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate accounts totaling $10.5 and $10.3 billion at December 31, 1997 and 1996, respectively, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. Included in the non-guaranteed category were policy loans totaling $1.9 billion and $2.0 billion at December 31, 1997 and 1996, respectively. Net investment income (including net realized capital gains and losses) and interest credited to policyholders on separate account assets are not reflected in the Consolidated Statements of Income.

    Separate account management fees were $699, $538 and $387 in 1997, 1996 and 1995, respectively. The guaranteed separate accounts include fixed market value adjusted individual annuity and modified guaranteed life insurance. The average credited interest rate on these contracts was 6.52% at December 31, 1997. The assets that support these liabilities were comprised of $10.2 billion in fixed maturities as of December 31, 1997. The portfolios are segregated from other investments and are managed to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, fixed MVA annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which totaled $119 in carrying value and $3.0 billion in notional amounts as of December 31, 1997.

--------------------------------------------------------------------------------

 7. INCOME TAX

    Hartford Life and The Hartford have entered into a tax sharing agreement under which each member in the consolidated U.S. Federal income tax return will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were filing separate Federal, state and local income tax returns.

    As long as The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and 80% of the value of the outstanding capital stock of Hartford Life, the Company will be included for Federal income tax purposes in the affiliated group of which The Hartford is the common parent. To the extent allowed by law, it is the intention of The Hartford and its subsidiaries to continue to file a single consolidated Federal income tax return. The Company will continue to remit (receive from) The Hartford a current income tax provision (benefit) computed in accordance with such tax sharing agreement. The Company's effective tax rate was 36%, 35% and 32% in 1997, 1996 and 1995, respectively.

    Income tax expense is as follows:

                                                    FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                                 -------------------------
                                                 1997     1996       1995
                                                 ----    ------     ------
Current......................................    $119    $  122     $  211
Deferred.....................................      48      (102)      (149)
                                                 ----    ------     ------
  Income tax expense.........................    $167    $   20     $   62
                                                 ----    ------     ------
                                                 ----    ------     ------

    A reconciliation of the tax provision at the U.S. Federal statutory rate to the provision for income taxes is as follows:

                                              FOR THE YEARS ENDED DECEMBER 31,
                                             -----------------------------------
                                               1997        1996         1995
                                             ---------     -----        -----
Tax provision at the U.S. Federal statutory
 rate......................................  $     164   $      20    $      67
Tax-exempt income..........................         --          --           (3)
Foreign tax credit.........................         --          --           (4)
Other......................................          3          --            2
                                             ---------         ---          ---
  Total....................................  $     167   $      20    $      62
                                             ---------         ---          ---
                                             ---------         ---          ---

    Deferred tax assets include the following at December 31:

                                                     1997       1996
                                                   ---------  ---------
Tax return deferred acquisition costs............  $     639  $     514
Financial statement deferred acquisition costs
 and reserves....................................       (366)      (242)
Employee benefits................................          5          8
Net unrealized capital gains on securities.......        (96)       (16)
Investments and other............................        166        210
                                                   ---------  ---------
  Total..........................................  $     348  $     474
                                                   ---------  ---------
                                                   ---------  ---------

    Income taxes paid were $9, $189 and $162 in 1997, 1996 and 1995, respectively. The Company had a current tax payment of $27 due to The Hartford at December 31, 1997 and a tax refund due from The Hartford of $72 at December 31, 1996.

    Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1997 was $37.

 8. POSTRETIREMENT BENEFIT AND SAVINGS PLANS

(A) PENSION PLANS

    The Company's employees are included in The Hartford's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the maximum amount that can be deducted for U.S. Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $5, $5 and $2 in 1997, 1996 and 1995, respectively.

    The Company also provides, through The Hartford, certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. The Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan has a defined dollar cap which limits average Company contributions. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by The Hartford, was immaterial to the results of operations for 1997, 1996 and 1995, respectively.

    The assumed rate in the per capita cost of health care (the health care trend rate) was 8.5% for 1997, decreasing ratably to 6.0% in the year 2001. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. To the extent that the actual experience differs from the inherent assumptions,

--------------------------------------------------------------------------------

the effect will be amortized over the average future service of covered employees.

(B) INVESTMENT AND SAVINGS PLAN
Substantially all employees of the Company are eligible to participate in The Hartford's Investment and Savings Plan. Under this plan, designated contributions, which may be invested in Class A Common Stock of Hartford Life or certain other investments, are matched, up to 3% of compensation, by the Company. The cost to the Company for the above-mentioned plans was approximately $2 in 1997.

 9. STOCK COMPENSATION PLANS

    During the second quarter of 1997, Hartford Life adopted the 1997 HLI Incentive Stock Plan (the "Plan"). Under the Plan, options granted may be either non-qualified options or incentive stock options qualifying under Section 422A of the Internal Revenue Code. The aggregate number of shares of Class A Common Stock which may be awarded in any one year shall be subject to an annual limit. The maximum number of shares of Class A Common Stock which may be granted under the Plan in each year shall be 1.5% of the total issued and outstanding shares of Hartford Life Class A Common Stock and treasury stock as reported in the Annual Report on Hartford Life's Form 10-K for the preceding year plus unused portions of such limit from prior years. In addition, no more than 5,000,000 shares of Class A Common Stock shall be cumulatively available for awards of incentive stock options under the Plan, and no more than 20% of the total number of shares on a cumulative basis shall be available for restricted stock and performance shares.

    All options granted have an exercise price equal to the market price of Hartford Life's stock on the date of grant and an option's maximum term is ten years. Certain nonperformance based options become exercisable upon the attainment of specified market price appreciation of Hartford Life's common shares or at seven years after the date of grant, while the remaining nonperformance based options become exercisable over a three year period commencing with the date of grant.

    Also included in the Plan are long term performance awards which become payable upon the attainment of specific performance goals achieved over a three year period.

    During the second quarter of 1997, Hartford Life established the HLI Employee Stock Purchase Plan ("ESPP"). Under this plan, eligible employees of Hartford Life and the Company may purchase Class A Common Stock of Hartford Life at a 15% discount from the lower of the market price at the beginning or end of the quarterly offering period. Hartford Life may sell up to 2,700,000 shares of stock to eligible employees. Hartford Life sold 54,316 shares under the ESPP in 1997.

 10. REINSURANCE

    The Company cedes insurance to other insurers, including its parent HLA, in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk.

    Net premiums and other considerations were comprised of the following:

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------
                                                   1997          1996          1995
                                                 ---------     ---------     ---------
Gross premiums...............................     $  2,164      $  2,138      $  1,545
Assumed......................................          159           190           591
Ceded........................................         (686)         (623)         (649)
                                                 ---------     ---------     ---------
  Net premiums and other considerations......     $  1,637      $  1,705      $  1,487
                                                 ---------     ---------     ---------
                                                 ---------     ---------     ---------

    The Company ceded approximately $76, $100 and $101 of group life premium in 1997, 1996 and 1995, respectively, representing $33.6 billion, $33.3 billion and $32.3 billion of insurance in force, respectively. The Company ceded $339, $318 and $320 of accident and health premium to HLA in 1997, 1996 and 1995, respectively. The Company assumed $89, $101 and $103 of premium in 1997, 1996 and 1995, respectively, representing $8.2 billion, $8.5 billion and $8.5 billion of individual life insurance in force, respectively, from HLA.

    Life reinsurance recoveries, which reduce death and other benefits, approximated $158, $140 and $220 for the years ended December 31, 1997, 1996 and 1995, respectively.

    As of December 31, 1997, the Company had reinsurance recoverables of $5.0 billion from Mutual Benefit Life Assurance Corporation ("Mutual Benefit"), supported by assets in a security trust of $5.0 billion (including policy loans and accrued interest of $4.5 billion). The risk of Mutual Benefit becoming insolvent is mitigated by the reinsurance agreement's requirement that the assets be kept in a security trust with the Company as sole beneficiary. The Company has no other significant reinsurance-related concentrations of credit risk.

 11. RELATED PARTY TRANSACTIONS

    Transactions of the Company with HA&I and its affiliates relate principally to tax settlements, reinsurance, insurance coverage, rental and service fees, payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims. Substantially all general insurance expenses related to the Company, including rent and employee benefit plan expenses, are initially paid by The Hartford. Direct expenses are allocated to the Company using specific identification, and indirect expenses are allocated using other applicable methods. Indirect expenses include those for corporate areas which,

--------------------------------------------------------------------------------

depending on type, are allocated based on either a percentage of direct expenses or on utilization. Indirect expenses allocated to the Company by The Hartford were $34, $40, and $45 in 1997, 1996 and 1995, respectively. Management believes that the methods used are reasonable.

    The rent paid to Hartford Fire for space occupied by the Company was $7 in 1997, and $3 in 1996 and 1995. The Company expects to pay annual rent of $7 in 1998 and 1999, respectively, $12 in 2000 and 2001, respectively, $13 in 2002 and $87 thereafter, over the remaining term of the sublease, which expires on December 31, 2009. Rental expense is recognized over a level basis over the term of the sublease and amounted to approximately $9 in 1997 and $8 in 1996 and 1995.

 12. STATUTORY RESULTS

    The domestic insurance subsidiaries of Hartford Life prepare their statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

                                                    FOR THE YEARS ENDED
                                                        DECEMBER 31,
                                                 --------------------------
                                                  1997      1996      1995
                                                 ------    ------    ------
Statutory net income.........................    $  214    $  144    $  112
                                                 ------    ------    ------
Statutory surplus............................    $1,441    $1,207    $1,125
                                                 ------    ------    ------
                                                 ------    ------    ------

    A significant percentage of the consolidated statutory surplus is permanently reinvested or is subject to various state regulatory restrictions which limit the payment of dividends without prior approval. The total amount of statutory dividends which may be paid by the insurance subsidiaries of the Company in 1998 is estimated to be $144.

 13. COMMITMENTS AND CONTINGENT LIABILITIES

(A) LITIGATION

    The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary and punitive damages have been asserted. Although there can be no assurances, management, at the present time, does not anticipate that the ultimate liability arising from such pending or threatened litigation will have a material effect on the financial condition or operating results of the Company.

(B) GUARANTY FUNDS

    Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Recent regulatory actions against certain large life insurers encountering financial difficulty have prompted various state insurance guaranty associations to begin assessing life insurance companies for the deemed losses. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's solvency and further provide annual limits on such assessments. A large part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. The Company paid guaranty fund assessments of approximately $15, $11 and $10 in 1997, 1996 and 1995, respectively, of which $4, $5, and $6 were estimated to be creditable against premium taxes.

 14. BUSINESS SEGMENT INFORMATION

    The Company, along with its parent, sells financial products such as fixed and variable annuities, retirement plan services, and life and disability insurance on both an individual and a group basis. The Company divides its core businesses into three segments: Annuity, Individual Life Insurance, and Employee Benefits. The Company also maintains a Guaranteed Investment Contracts segment, which is primarily comprised of guaranteed rate contract business written prior to 1995 and a Corporate Operation. The Annuity segment offers individual variable annuities and fixed market value adjusted annuities, deferred compensation and retirement plan services, mutual funds, investment management services and other financial products. The Individual Life Insurance segment sells a variety of individual life insurance products, including variable life, universal life, interest-sensitive whole life, and term life policies. The Employee Benefits segment sells group insurance products, including group life, group short and long-term disability and corporate owned life insurance, and engages in certain international operations. The Guaranteed Investment Contracts segment sells a limited amount of guaranteed investment contracts and contains Closed Book GRC. Through its Corporate Operation, the Company reports items that are not directly allocable to any of its business segments. Included in the Corporate Operation are unallocated income and expense and certain other items not directly allocable to any segment. Net realized capital gains and losses are recognized in the period of realization, but are allocated to the segments utilizing durations of the segment portfolios.

--------------------------------------------------------------------------------

    The following table outlines revenues, operating income and assets by business segment:

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             1997         1996         1995
                                                           --------     --------     --------
REVENUES
  Annuity..............................................    $  1,269     $    968     $    759
  Individual Life Insurance............................         487          440          383
  Employee Benefits....................................         972        1,366        1,273
  Guaranteed Investment Contracts......................         241           34          337
  Corporate Operation..................................          40           81           52
                                                           --------     --------     --------
    Total revenues.....................................    $  3,009     $  2,889     $  2,804
                                                           --------     --------     --------
                                                           --------     --------     --------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)
  Annuity..............................................    $    317     $    226     $    171
  Individual Life Insurance............................          85           68           56
  Employee Benefits....................................          53           44           37
  Guaranteed Investment Contracts......................          --         (346)        (103)
  Corporate Operation..................................          14           66           30
                                                           --------     --------     --------
    Total income before income tax expense.............    $    469     $     58     $    191
                                                           --------     --------     --------
                                                           --------     --------     --------
ASSETS
  Annuity                                                  $ 69,152     $ 52,877     $ 39,732
  Individual Life Insurance............................       4,918        3,753        3,173
  Employee Benefits....................................      18,196       14,708       13,494
  Guaranteed Investment Contracts......................       3,347        4,533        6,069
  Corporate Operation..................................       2,343        1,891        1,729
                                                           --------     --------     --------
    Total assets.......................................    $ 97,956     $ 77,762     $ 64,197
                                                           --------     --------     --------
                                                           --------     --------     --------

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

   SCHEDULE I -- SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN AFFILIATES
                            AS OF DECEMBER 31, 1997
                                 (IN MILLIONS)

                                                                   AMOUNT AT
                                                                     WHICH
                                                         FAIR       SHOWN ON
TYPE OF INVESTMENT                              COST     VALUE   BALANCE SHEET
---------------------------------------------  -------  -------  --------------
Fixed Maturities
Bonds and Notes
  U. S. gov't and gov't agencies and
   authorities (guaranteed and sponsored)      $   217  $   219     $   219
  U. S. gov't and gov't agencies and
   authorities (guaranteed and sponsored) --
   asset-backed..............................    1,175    1,204       1,204
  States, municipalities and political
   subdivisions..............................      211      217         217
  International governments..................      376      393         393
  Public utilities...........................      871      894         894
  All other corporate including
   international.............................    5,033    5,208       5,208
  All other corporate -- asset-backed........    4,091    4,124       4,124
  Short-term investments.....................    1,318    1,318       1,318
Certificates of deposit......................      593      599         599
                                               -------  -------     -------
Total fixed maturities.......................   13,885   14,176      14,176
                                               -------  -------     -------
Equity Securities
Common Stocks
  Public utilities...........................       --       --          --
  Banks, trusts and insurance companies......       --       --          --
  Industrial and miscellaneous...............      166      180         180
  Nonredeemable preferred stocks.............       --       --          --
                                               -------  -------     -------
Total equity securities......................      166      180         180
                                               -------  -------     -------
Total fixed maturities and equity
 securities..................................   14,051   14,356      14,356
                                               -------  -------     -------
Real Estate..................................       --       --          --
Other Investments
  Mortgage loans on real estate..............       --       --          --
  Policy loans...............................    3,756    3,756       3,756
  Investments in partnerships, trusts and
   other.....................................       47       91          47
                                               -------  -------     -------
Total other investments......................    3,803    3,847       3,803
                                               -------  -------     -------
Total investments............................  $17,854  $18,203     $18,159
                                               -------  -------     -------
                                               -------  -------     -------

                                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN MILLIONS)

                                                              FUTURE
                                                              POLICY
                                                             BENEFITS,
                                                              UNPAID       OTHER
                                                DEFERRED      CLAIMS       POLICY
                                                 POLICY      AND CLAIM   CLAIMS AND      PREMIUMS          NET
                                               ACQUISITION   ADJUSTMENT   BENEFITS       AND OTHER      INVESTMENT
SEGMENT                                           COSTS      EXPENSES     PAYABLE     CONSIDERATIONS     INCOME
---------------------------------------------  -----------   ---------   ----------   ---------------   ---------

1997
Annuity......................................    $2,478       $2,070      $ 6,838         $  769         $  500
Individual Life Insurance....................       837          392        2,182            323            164
Employee Benefits............................        --          780        9,232            541            431
Guaranteed Investment Contracts..............        --           --        2,782              2            239
Corporate Operation..........................        --           28           --              2             34
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $3,315       $3,270      $21,034         $1,637         $1,368
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1996
Annuity......................................    $2,030       $1,526      $ 6,016         $  535         $  433
Individual Life Insurance....................       730          346        2,160            287            153
Employee Benefits............................        --          574        9,834            881            485
Guaranteed Investment Contracts..............        --           --        4,124              2            251
Corporate Operation..........................        --           28           --             --             75
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $2,760       $2,474      $22,134         $1,705         $1,397
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------

1995
Annuity......................................    $1,561       $1,314      $ 5,661         $  319         $  400
Individual Life Insurance....................       615          706        1,932            246            137
Employee Benefits............................        12          325        9,285            922            351
Guaranteed Investment Contracts..............        --           28        5,720             --            377
Corporate Operation..........................        --           --           --             --             63
                                               -----------   ---------   ----------       ------        ---------
Consolidated operations......................    $2,188       $2,373      $22,598         $1,487         $1,328
                                               -----------   ---------   ----------       ------        ---------
                                               -----------   ---------   ----------       ------        ---------


                                                   NET        BENEFITS,    AMORTIZATION
                                                REALIZED     CLAIMS AND     OF DEFERRED
                                                 CAPITAL        CLAIM         POLICY
                                                  GAINS      ADJUSTMENT     ACQUISITION    DIVIDENDS TO     OTHER
SEGMENT                                         (LOSSES)      EXPENSES         COSTS       POLICYHOLDERS   EXPENSES
---------------------------------------------  -----------   -----------   -------------   -------------  ----------
1997
Annuity......................................    $  --         $  445          $250            $ --         $  257
Individual Life Insurance....................       --            242            83              --             77
Employee Benefits............................       --            425             2             240            252
Guaranteed Investment Contracts..............       --            232            --              --              9
Corporate Operation..........................        4             35            --              --             (9)
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $   4         $1,379          $335            $240         $  586
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1996
Annuity......................................    $  --         $  412          $174            $ --         $  156
Individual Life Insurance....................       --            245            59              --             68
Employee Benefits............................       --            546            --             635            141
Guaranteed Investment Contracts..............     (219)           332             1              --             47
Corporate Operation..........................        6             --            --              --             15
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $(213)        $1,535          $234            $635         $  427
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----
1995
Annuity......................................    $  --         $  317          $117            $ --         $  114
Individual Life Insurance....................       --            203            70              --             54
Employee Benefits............................       --            424            --             675            137
Guaranteed Investment Contracts..............       --            453            12              --             15
Corporate Operation..........................      (11)            25            --              --             (3)
                                               -----------   -----------      -----           -----          -----
Consolidated operations......................    $ (11)        $1,422          $199            $675         $  317
                                               -----------   -----------      -----           -----          -----
                                               -----------   -----------      -----           -----          -----

HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
--------------------------------------------------------------------------------

                           SCHEDULE IV -- REINSURANCE
                                 (IN MILLIONS)

                                                                 CEDED TO      ASSUMED FROM               PERCENTAGE
                                                     GROSS        OTHER           OTHER         NET        OF AMOUNT
                                                     AMOUNT     COMPANIES       COMPANIES      AMOUNT   ASSUMED TO NET
                                                    --------  --------------  --------------  --------  ---------------
For the year ended December 31, 1997
Life insurance in force...........................  $245,487     $ 178,771       $  33,156    $ 99,872        33.2%
Insurance revenues
  Life insurance and annuities....................     1,818           340             157       1,635         9.6%
  Accident and health insurance...................       346           346               2           2       100.0%
                                                    --------  --------------       -------    --------
Total insurance revenues..........................  $  2,164     $     686       $     159    $  1,637         9.7%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1996
  Life insurance in force.........................  $177,094     $ 106,146       $  31,957    $102,905        31.1%
Insurance revenues
  Life insurance and annuities....................     1,801           298             169       1,672        10.1%
  Accident and health insurance...................       337           325              21          33        63.6%
                                                    --------  --------------       -------    --------
Total insurance revenues..........................  $  2,138     $     623       $     190    $  1,705        11.1%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------
For the year ended December 31, 1995
  Life insurance in force.........................  $182,716     $ 112,774       $  26,996    $ 96,938        27.8%
Insurance revenues
  Life insurance and annuities....................     1,232           325             574       1,481        38.8%
  Accident and health insurance...................       313           324              17           6       283.3%
                                                    --------  --------------       -------    --------
Total insurance revenues..........................  $  1,545     $     649       $     591    $  1,487        39.7%
                                                    --------  --------------       -------    --------
                                                    --------  --------------       -------    --------

                                       PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Not applicable.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Under Section 33-772 of the Connecticut General Statutes, unless limited by its certificate of incorporation, the Registrant must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.


          The Registrant may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. Conn. Gen. Stat. Section 33-771(a). Additionally, pursuant to Conn. Gen Stat. Section 33-776, the Registrant may indemnify officers and employees or agents for liability incurred and for any expenses to which they becomes subject by reason of being or having been an employee or officer of the Registrant. Connecticut law does not prescribe standards for the indemnification of officers, employees and agents and expressly states that their indemnification may be broader than the right of indemnification granted to directors.


          The foregoing statements are specifically made subject to the detailed provisions of Section 33-770, et. seq.


          Notwithstanding the fact that Connecticut law obligates the Registrant to indemnify a director only that was successfully on the merits in a suit, under Article VIII, Section 1 of the Registrant's bylaws, the Registrant must indemnify both officers and directors of the Registrant for (1) any claims and liabilities to which they become subject by reason of being or having been a director or officer of the Registrant and legal and (2) other expenses incurred in defending against such claims, in each case, to the extent such is consistent with statutory provisions.


          Additionally, the directors and officers the Registrant and Hartford Securities Distribution Company, Inc. ("HSD") are covered under a directors and officer liability insurance policy issued to The Hartford Financial Services Group, Inc. and its subsidiaries. Such policy will reimburse the Registrant for any payments that it shall make to directors and officers pursuant to law and will, subject to certain exclusions contained in the policy, further pay any other costs, charges and expenses and settlements and judgements arising from any proceeding involving any director or officer of the

          Registrant in his part or present capacity as such, and for which he may be liable, except as to any liabilities arising from acts that are deemed to be uninsurable.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     NUMBER   DESCRIPTION               METHOD OF FILING

     1        Underwriting Agreement            Incorporated by reference to
                                                the Registration Statement
                                                File No. 33-17324, dated
                                                May 1, 1996.

     4        Group Annuity Contract            Incorporated by reference to
                                                the Registration Statement
                                                File No. 33-17324, dated
                                                May 1, 1995.

     5        Opinion of Lynda Godkin,
              General Counsel                   Filed herewith.

     23       Consent of Arthur Anderson LLP,
              Independent Public Accountants    Filed herewith.

     24       Power of Attorney                 Filed herewith.

     27       Financial Data Schedule           Filed herewith.

Item 17.    UNDERTAKINGS.

           (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              i.      To include any prospectus required by
                      section 10(a)(3) of the Securities Act of 1933;

             ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes to, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shll be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                      SIGNATURES




Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reeasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this 10th day of April, 1998.


HARTFORD LIFE INSURANCE COMPANY

*By: /s/John P. Ginnetti                           *By: /s/Lynda Godkin
     ------------------------------------------         ----------------
     John P. Ginnetti, Executive Vice President         Lynda Godkdin


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 10th day of April, 1998.

Gregory A. Boyko, Senior Vice President,
    Director*
John P. Ginnetti, Executive Vice
   President and Director of Asset
   Management Services, Director*
Lynda Godkin, Senior Vice President,
   General Counsel and Corporate
    Secretary and Director*
Thomas M. Marra, Executive Vice              *By: /s/ Lynda Godkin
 President and Director, Individual               ----------------------
    Life and Annuity Division, Director*          Lynda Godkin
 Lowndes A. Smith, President,                     Attoney-in-Fact
   Chief Executive Officer, Director*
Raymond P. Welnicki, Senior Vice
   President, Director*
Lizabeth H. Zlatkus, Senior Vice President,
   Director*
David M. Znamierowski, Senior Vice President,
    Director*

                                    EXHIBIT INDEX


5         Opinion and Consent of Lynda Godkin, General Counsel

23        Consent of Arthur Andersen LLP, Independent Public Accountants

24        Copy of Power of Attorney

27        Financial Data Schedule